Exhibit 1

Semiannual Consolidated Financial Statements

for the six-month period ended September 30, 2006

English translation of semiannual consolidated financial statements for the six-month period ended September 30, 2006, which were prepared in accordance with U.S. GAAP and filed as part of the Semiannual Securities Report with the Director of the Kanto Local Finance Bureau of the Ministry of Finance of Japan on December 22, 2006.

Consolidated Balance Sheets (Unaudited)

Mitsui & Co., Ltd. and subsidiaries

September 30, 2005 and 2006 and March 31, 2006

	Millions of Yen
	September 30, 2005	September 30, 2006	March 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents (Notes 2 and 4)	¥830,035	¥706,464	¥697,065
Time deposits	31,304	8,343	37,028
Marketable securities (Notes 2 and 4)	28,241	167,945	26,860
Trade receivables (Note 7):
Notes and loans, less unearned interest	422,172	487,647	439,187
Accounts	1,968,941	2,112,643	1,997,093
Associated companies	182,068	170,967	169,709
Allowance for doubtful receivables (Note 2)	(24,413)	(27,233)	(26,703)
Inventories (Notes 2 and 7)	654,381	752,497	695,754
Advance payments to suppliers	90,307	96,296	92,150
Deferred tax assets—current (Note 2 )	43,071	26,196	32,569
Derivative assets (Note 2 )	242,456	337,749	320,134
Other current assets	227,886	310,272	265,985

Total current assets	4,696,449	5,149,786	4,746,831

Investments and Non-current Receivables (Notes 2 and 7):
Investments in and advances to associated companies (Notes 5 and 9)	1,144,705	1,471,592	1,300,587
Other investments (Note 4)	826,008	964,794	935,675
Non-current receivables, less unearned interest	481,493	529,142	444,487
Allowance for doubtful receivables	(99,219)	(95,179)	(84,513)
Property leased to others—at cost, less accumulated depreciation (Notes 6 and 13)	199,260	236,784	218,583

Total investments and non-current receivables	2,552,247	3,107,133	2,814,819

Property and Equipment—at Cost (Notes 2 and 7):
Land, land improvements and timberlands	206,390	197,256	203,170
Buildings, including leasehold improvements	335,298	354,725	349,904
Equipment and fixtures	460,740	466,658	472,069
Mineral rights	79,166	165,543	80,953
Vessels	21,548	22,339	22,376
Projects in progress	48,561	126,162	55,278

Total	1,151,703	1,332,683	1,183,750
Accumulated depreciation	(447,747)	(459,162)	(437,581)

Net property and equipment	703,956	873,521	746,169

Intangible Assets, less Accumulated Amortization (Note 2)	101,864	82,011	98,811

Deferred Tax Assets—Non-current (Note 2)	33,141	46,492	47,947

Other Assets	119,380	118,661	119,001

Total	¥8,207,037	¥9,377,604	¥8,573,578

See notes to consolidated financial statements.

	Millions of Yen
	September 30, 2005	September 30, 2006	March 31, 2006
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities:
Short-term debt (Note 7)	¥719,610	¥772,800	¥540,797
Current maturities of long-term debt (Note 7)	353,489	359,413	353,185
Trade payables:
Notes and acceptances	105,197	118,715	100,402
Accounts	1,702,311	2,046,939	1,762,224
Associated companies	104,547	100,313	108,252
Accrued expenses:
Income taxes (Note 2)	44,045	44,704	63,739
Interest	23,066	22,015	22,485
Other	57,649	75,238	72,848
Advances from customers	104,408	118,105	104,500
Derivative liabilities (Note 2 )	226,431	259,030	214,460
Other current liabilities (Notes 2, 11 and 12)	133,389	168,455	168,049

Total current liabilities	3,574,142	4,085,727	3,510,941

Long-term Debt, less Current Maturities (Note 7)	2,759,710	2,699,250	2,658,735

Accrued Pension Costs and Liability for Severance
Indemnities (Note 2)	40,347	37,822	36,769

Deferred Tax Liabilities—Non-current (Note 2 )	232,710	334,321	318,911

Other Long-Term Liabilities (Notes 2 and 12)	203,862	254,306	252,155

Commitments and Contingent Liabilities (Notes 7 and 12)
Minority Interests	108,108	136,720	118,160

Shareholders’ Equity
Common stock—no par value
Authorized, 2,500,000,000 shares;
Shares issued: 2005.9—1,583,702,077 shares; 2006.9—1,725,089,234 shares; 2006.3—1,725,018,515 shares	192,499	295,797	295,766
Capital surplus	288,057	390,545	390,488
Retained earnings:
Appropriated for legal reserve	37,537	38,860	38,508
Unappropriated (Notes 5 and 17)	722,882	955,286	825,306
Accumulated other comprehensive income (loss) (Note 2):
Unrealized holding gains and losses on available-for-sale securities (Note 4)	154,995	205,376	216,099
Foreign currency translation adjustments	(103,955)	(56,536)	(83,279)
Minimum pension liability adjustment	(5,752)	(5,407)	(5,417)
Net unrealized gains and losses on derivatives (Note 14)	3,415	8,090	2,439

Total accumulated other comprehensive loss	48,703	151,523	129,842

Treasury stock, at cost: shares in treasury: 2005.9—1,752,523 shares; 2006.9—2,435,983 shares; 2006.3—2,064,447 shares	(1,520)	(2,553)	(2,003)

Total shareholders’ equity	1,288,158	1,829,458	1,677,907

Total	¥8,207,037	¥9,377,604	¥8,573,578

See notes to consolidated financial statements.

Statements of Consolidated Income (Unaudited)

Mitsui & Co., Ltd. and subsidiaries

For the Six-Month Periods Ended September 30, 2005, 2006 and for the Year Ended March 31, 2006

		Millions of Yen
		Six-Month Period Ended September 30, 2005	Six-Month Period Ended September 30, 2006	Year Ended March 31, 2006
Revenues (Notes 2, 5 and 9):
Sales of products (Note 14)		¥1,597,353	¥1,984,093	¥3,479,709
Sales of services		234,550	270,894	512,185
Other sales		52,240	69,628	123,577

Total revenues		1,884,143	2,324,615	4,115,471
Total Trading Transactions (Notes 2 and 9)
Six-month period ended September 30, 2005	¥7,048,604 million
Six-month period ended September 30, 2006	¥7,622,220 million
Year ended March 31, 2006	¥14,885,772 million
Cost of Revenues (Notes 2 and 5)
Cost of products sold (Note 14)		1,440,016	1,797,340	3,109,607
Cost of services sold		45,510	68,112	130,358
Cost of other sales		23,416	38,268	57,216

Total cost of revenues		1,508,942	1,903,720	3,297,181

Gross Profit		375,201	420,895	818,290

Other Expenses (Income):
Selling, general and administrative (Notes 2 and 10)		259,167	285,019	550,052
Provision for doubtful receivables (Note 2)		1,218	1,610	48
Interest income (Notes 2 and 14)		(18,928)	(22,679)	(38,314)
Interest expense (Notes 2 and 14)		28,763	40,599	59,442
Dividend income		(16,074)	(28,119)	(30,711)
Gain on sales of securities—net (Notes 2 and 4)		(14,074)	(26,545)	(37,818)
Loss on write-down of securities (Notes 2 and 4)		3,499	3,207	10,643
Gain on disposal or sales of property and equipment—net		(216)	(1,236)	(5,993)
Impairment loss of long-lived assets (Notes 2 and 10)		4,771	9,964	24,252
Compensation and other charges related to DPF incident (Note 11)		9,000	(3,864)	9,000
Impairment loss of goodwill (Note 10)		—	16,528	—
Other expense—net		328	5,803	(637)

Total other expenses		257,454	280,287	539,964

Income from Continuing Operations before Income Taxes, Minority Interests and Equity in Earnings		117,747	140,608	278,326

Income Taxes (Notes 2 and 12):
Current		46,782	67,620	106,517
Deferred		16,799	(8,887)	28,500

Total		63,581	58,733	135,017

Income from Continuing Operations before Minority Interests and Equity in Earnings		54,166	81,875	143,309
Minority Interests in Earnings of Subsidiaries		(9,001)	(5,203)	(21,540)
Equity in Earnings of Associated Companies—Net (After Income Tax Effect) (Notes 2 and 5)		38,828	74,512	94,250

Income from Continuing Operations		83,993	151,184	216,019
Income from Discontinued Operations—Net (After Income Tax Effect) (Note 2)		(800)	3,271	(13,610)

Net Income		¥83,193	¥154,455	¥202,409

		Yen
Net Income per Share (Notes 2 and 8):
Basic:
Continuing operations		¥53.09	¥87.75	¥134.75
Discontinued operations		(0.51)	1.90	(8.49)

Total		¥52.58	¥89.65	¥126.26

Diluted:
Continuing operations		¥49.95	¥82.90	¥126.82
Discontinued operations		(0.47)	1.79	(7.97)

Total		¥49.48	¥84.69	¥118.85

See notes to consolidated financial statements.

Statements of Consolidated Shareholders’ Equity (Unaudited)

Mitsui & Co., Ltd. and subsidiaries

For the Six-Month Periods Ended September 30, 2005, 2006 and for the Year Ended March 31, 2006

	Millions of Yen
	Six-Month Period Ended September 30, 2005	Six-Month Period Ended September 30, 2006	Year Ended March 31, 2006
Common Stock :
Balance at beginning of period (year)
Shares issued: 2005.9—1,583,687,322 shares; 2006.9—1,725,018,515 shares; 2006.3—1,583,687,322 shares	¥192,493	¥295,766	¥192,493
Issuance of common stock
Shares issued: 2005.9—0 shares; 2006.9—0 shares; 2006.3—139,750,000 shares	—	—	102,576
Common stock issued upon conversion of bonds
Shares issued: 2005.9— 14,755 shares; 2006.9—70,719 shares; 2006.3—1,581,193 shares	6	31	697

Balance at end of period (year)
Shares issued: 2005.9—1,583,702,077 shares; 2006.9—1,725,089,234 shares; 2006.3—1,725,018,515 shares	¥192,499	¥295,797	¥295,766

Capital Surplus :
Balance at beginning of period (year)	¥288,048	¥390,488	¥288,048
Issuance of common stock	—	—	101,733
Conversion of bonds	6	31	695
Gain on sales of treasury stock	3	26	12

Balance at end of period (year)	¥288,057	¥390,545	¥390,488

Retained Earnings :
Appropriated for Legal Reserve :
Balance at beginning of period (year)	¥37,018	¥38,508	¥37,018
Transfer from unappropriated retained earnings	519	352	1,490

Balance at end of period (year)	¥37,537	¥38,860	¥38,508

Unappropriated (Notes 5 and 17):
Balance at beginning of period (year)	¥656,032	¥825,306	¥656,032
Net income	83,193	154,455	202,409
Cash dividends paid (Dividend paid per share: 2005.9 ¥10.0; 2006.9 ¥14.0; 2006.3 ¥20.0)	(15,824)	(24,123)	(31,645)
Transfer to retained earnings appropriated for legal reserve	(519)	(352)	(1,490)

Balance at end of period (year)	¥722,882	¥955,286	¥825,306

Accumulated Other Comprehensive Income (Loss) (After Income Tax Effect) (Note 2):
Balance at beginning of period (year)	¥(49,551)	¥129,842	¥(49,551)
Unrealized holding gains and losses on available-for-sale securities (Note 4)	54,816	(10,723)	115,920
Foreign currency translation adjustments	38,832	26,743	59,508
Minimum pension liability adjustment	(61)	10	274
Net unrealized gains and losses on derivatives (Note 14)	4,667	5,651	3,691

Balance at end of period (year)	¥48,703	¥151,523	¥129,842

Treasury Stock, at Cost :
Balance at beginning of period (year)
Shares in treasury: 2005.9—1,476,692 shares; 2006.9—2,064,447 shares; 2006.3—1,476,692 shares	¥(1,212)	¥(2,003)	¥(1,212)
Purchase of treasury stock
Shares purchased: 2005.9—335,534 shares; 2006.9—504,090 shares; 2006.3—663,661 shares	(362)	(647)	(862)
Sales of treasury stock
Shares sold: 2005.9—59,703 shares; 2006.9—132,554 shares and 2006.3—75,906 shares	54	97	71

Balance at end of period (year)
Shares in treasury: 2005.9—1,752,523 shares; 2006.9—2,435,983 shares; 2006.3—2,064,447 shares	¥(1,520)	¥(2,553)	¥(2,003)

Note: Appropriations of retained earnings are reflected in the financial statements upon shareholders’ approval.

Summary of Changes in Equity from Nonowner Sources (Comprehensive Income (Loss)) (Note 2):
Net income	¥83,193	¥154,455	¥202,409

Other comprehensive income (loss) (after income tax effect):
Unrealized holding gains and losses on available-for-sale securities (Note 4)	54,816	(10,723)	115,920
Foreign currency translation adjustments	38,832	26,743	59,508
Minimum pension liability adjustment	(61)	10	274
Net unrealized gains and losses on derivatives (Note 14)	4,667	5,651	3,691

Changes in equity from nonowner sources	¥181,447	¥176,136	¥381,802

See notes to consolidated financial statements.

Statements of Consolidated Cash Flows (Unaudited)

Mitsui & Co., Ltd. and subsidiaries

Six-Month Periods Ended September 30, 2005, 2006 and Year Ended March 31, 2006

	Millions of Yen
	Six-Month Period Ended September 30, 2005	Six-Month Period Ended September 30, 2006	Year Ended March 31, 2006
Operating Activities (Note 16):
Net income	¥83,193	¥154,455	¥202,409
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations—net (after income tax effect)	800	(3,271)	13,610
Depreciation and amortization	36,030	38,909	71,766
Pension and severance costs, less payments	3,213	(751)	4,585
Provision for doubtful receivables	1,218	1,610	48
Gain on sales of securities—net	(14,074)	(26,545)	(37,818)
Loss on write-down of securities	3,499	3,207	10,643
Gain on disposal or sale of property and equipment—net	(216)	(1,236)	(5,993)
Impairment loss of long-lived assets	4,771	9,964	24,252
Impairment loss of goodwill	—	16,528	—
Deferred income taxes	16,799	(8,887)	28,500
Minority interests in earnings of subsidiaries	9,001	5,203	21,540
Equity in earnings of associated companies, less dividends received	(11,108)	(20,256)	(30,653)
Changes in operating assets and liabilities:
Increase in trade receivables	(51,660)	(186,372)	(170,517)
Increase in inventories	(37,159)	(51,785)	(68,764)
Increase in trade payables	40,666	131,931	84,226
Advance payments to suppliers	(5,660)	(19,747)	(8,252)
Advances from customers	4,415	28,021	6,301
Accrued expenses	(19,719)	(6,626)	10,115
Other—net	(26,544)	(25,851)	(7,150)
Net cash used in operating activities of discontinued operations	(3,431)	(2,541)	(2,452)

Net cash provided by operating activities	34,034	35,960	146,396

Investing Activities (Note 16):
Net decrease (increase) in time deposits	(1,651)	28,491	(3,186)
Investments in and advances to associated companies	(80,157)	(92,727)	(175,774)
Sales of investments in and collection of advances to associated companies	26,839	24,414	37,574
Acquisitions of available-for-sale securities	(90,274)	(84,054)	(121,173)
Proceeds from sales of available-for-sale securities	15,896	10,302	36,741
Proceeds from maturities of available-for-sale securities	24,621	43,842	52,604
Acquisitions of held-to-maturity debt securities	(1,675)	—	(1,675)
Proceeds from maturities of held-to-maturity debt securities	1,668	21	1,690
Acquisitions of other investments	(40,511)	(35,799)	(67,425)
Proceeds from sales of other investments	17,326	25,461	48,136
Increase in long-term loan receivables	(16,496)	(38,536)	(46,974)
Collection of long-term loan receivables	39,736	50,134	65,226
Additions to property leased to others and property and equipment	(101,003)	(171,559)	(247,054)
Proceeds from sales of property leased to others and property and equipment	21,086	32,243	73,958
Acquisitions of subsidiaries, net of cash acquired	—	(24,245)	—

Net cash used in investing activities	(184,595)	(232,012)	(347,332)

Financing Activities (Note 16):
Net increase (decrease) in short-term debt	81,594	210,089	(89,419)
Proceeds from long-term debt	315,242	209,442	449,204
Repayments of long-term debt	(200,635)	(209,392)	(438,822)
Proceeds from issuance of common stock	—	—	203,766
Capital contribution from minority interests	—	17,095	—
Purchases of treasury stock—net	(346)	(440)	(815)
Payments of cash dividends	(15,824)	(24,123)	(31,645)

Net cash provided by financing activities	180,031	202,671	92,269

Effect of Exchange Rate Changes on Cash and Cash Equivalents	8,755	2,780	13,922

Net Increase (Decrease) in Cash and Cash Equivalents	38,225	9,399	(94,745)
Cash and Cash Equivalents at Beginning of Year	791,810	697,065	791,810

Cash and Cash Equivalents at End of Period	¥830,035	¥706,464	¥697,065

See notes to consolidated financial statements.

1. NATURE OF OPERATIONS

Mitsui & Co., Ltd. (Mitsui Bussan Kabushiki Kaisha) and subsidiaries (collectively, the “companies”), as sogo shosha or general trading companies, are engaged in business activities, such as trading in various commodities, financing for customers and suppliers relating to such trading activities worldwide, and organizing and coordinating industrial projects through their worldwide business networks.

The companies conduct sales, export, import, offshore trades and manufacture of products in the areas of “Iron & Steel Products,” “Iron & Steel Raw Materials and Non-Ferrous Metals,” “Machinery & Infrastructure Projects,” “Chemical,” “Energy,” “Foods & Retail,” and “Lifestyle, Consumer Service and Information, Electronics & Telecommunication,” while providing general services for retailing, information and communications, technical support, transportation and logistics and financing.

Further, the companies are also engaged in development of natural resources such as oil and gas, and iron and steel raw materials. In addition to the above, the companies are engaged in strategic business investments in new areas such as information technology, biotechnology and nanotechnology.

2. BASIS OF FINANCIAL STATEMENTS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

I. BASIS OF FINANCIAL STATEMENTS

The accompanying consolidated financial statements are stated in Japanese yen, the currency of the country in which Mitsui & Co., Ltd. (the “Company”) is incorporated and principally operates.

The accompanying consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“U.S. GAAP”). Effect has been given in the consolidated financial statements to adjustments which have not been entered in the companies’ general books of account maintained principally in accordance with accounting practices prevailing in the countries of incorporation. Major adjustments include those relating to accounting for derivative instruments and hedging activities, recognition of expected losses on purchase and sale commitments, accounting for certain investments including non-monetary exchange of investments, accounting for warrants, accounting for pension costs and severance indemnities, recognition of installment sales on the accrual basis of accounting, accounting for business combinations, accounting for goodwill and other intangible assets, accounting for asset retirement obligations, accounting for consolidation of variable interest entities, accounting for leasing and accounting for stock issuance costs.

Total trading transactions, as presented in the accompanying Statements of Consolidated Income, are a voluntary disclosure as permitted by Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force Issue (“EITF”) No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” and represent the gross transaction volume or the aggregate nominal value of the sales contracts in which the companies act as principal and transactions in which the companies serve as agent. Total trading transactions should not be construed as equivalent to, or a substitute or a proxy for, revenues, or as an indicator of the companies’ operating performance, liquidity or cash flows generated by operating, investing or financing activities. The companies have included the gross transaction volume information because similar Japanese trading companies have generally used it as an industry benchmark. As such, management believes that total trading transactions are a useful supplement to the results of operations information for users of the consolidated financial statements.

II. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The consolidated financial statements include the accounts of the Company, its majority-owned domestic and foreign subsidiaries, the variable interest entities (“VIEs”) where the Company or one of its subsidiaries is a primary beneficiary, and its proportionate shares of the assets, liabilities, revenues and expenses of certain of its oil and gas producing, and mining unincorporated joint ventures in which the companies own an undivided interest in the assets, and pursuant to the joint venture agreements, are severally liable for their share of each liability. The VIEs are defined by FASB Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities (revised December 2003)—an Interpretation of ARB No. 51” (“FIN No. 46R”). The unincorporated joint ventures proportionately consolidated by the companies include but are not limited to WA-28-L J/V (40%), Block 9 J/V (35%), WA-14-L J/V (40%), Robe River Iron Associates J/V (33%), Capricorn Coal Development J/V (30%) and Dawson J/V (49%).

The difference between the cost of investments in VIEs which are not a business and the equity in the fair value of the net assets at the dates of acquisition is accounted for as an extraordinary gain or loss while the excess of the cost of investments in other subsidiaries over the equity in the fair value of the net assets at the dates of acquisition is accounted for as goodwill.

Certain subsidiaries with a half year-end on or after June 30, but prior to the parent company’s half year-end of September 30, are included on the basis of the subsidiaries’ respective half year-end.

Foreign currency translation

Foreign currency financial statements have been translated in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation.” Pursuant to this statement, the assets and liabilities of foreign subsidiaries and associated companies are translated into Japanese yen at the respective year-end exchange rates. All income and expense accounts are translated at average rates of exchange. The resulting translation adjustments are included in accumulated other comprehensive income.

Receivables and payables denominated in foreign currencies are translated into Japanese yen at year-end exchange rates with the resulting gains and losses recognized in earnings.

Cash equivalents

Cash equivalents are defined as short-term (original maturities of three months or less), highly liquid investments which are readily convertible into cash and have no significant risk of change in value including certificates of deposit, time deposits, financing bills and commercial papers with original maturities of three months or less.

Allowance for doubtful receivables

In accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan—an amendment of FASB Statements No. 5 and 15,” an impairment loss for a specific loan deemed to be impaired is measured based on the present value of expected cash flows discounted at the loan’s original effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for doubtful receivables is recognized for all receivables not subject to the accounting requirement of SFAS No. 114 based primarily upon the companies’ credit loss experiences and an evaluation of potential losses in the receivables.

Inventories

Inventories, consisting mainly of commodities and materials for resale, are stated at the lower of cost, principally on the specific-identification basis, or market.

Derivative instruments and hedging activities

In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133,” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” all derivative instruments are recognized and measured at fair value as either assets or liabilities in the Consolidated Balance Sheets. The accounting for changes in the fair value depends on the intended use of the derivative instruments and its resulting hedge designation.

The companies enter into derivative commodity instruments, such as future, forward, option and swap contracts, as a means of hedging the exposure to changes in the fair value of inventories and unrecognized firm commitments and the exposure to variability in the expected future cash flows from forecasted transactions, principally for non-ferrous metals, crude oil and agricultural products.

Changes in the fair value of derivative commodity instruments, designated and effective as fair value hedges, are recognized in sales of products or cost of products sold as offsets to changes in the fair value of the hedged items. Changes in the fair value of derivative commodity instruments, designated and effective as cash flow hedges, are initially recorded as other comprehensive income and reclassified into earnings as sales of products or cost of products sold when the hedged transactions affect earnings. Changes in the fair value of the ineffective portion are recognized in sales of products or cost of products sold immediately.

Changes in the fair value of derivative commodity instruments, for which hedge requirements are not met under SFAS No. 133, are currently recognized in sales of products or cost of products sold without any offsetting changes in the fair value of the hedged items.

The Company and certain subsidiaries also enter into agreements for derivative commodity instruments as a part of their trading activities. These derivative instruments are marked to market and gains or losses resulting from these contracts are reported in other sales.

Changes in the fair value of all open positions of precious metals traded in terminal (future) markets are recognized in other sales in order to reflect the fair value of commodity trading transactions consisting of inventories, unrecognized firm commitments and derivative commodity instruments as a whole.

The companies enter into derivative financial instruments such as interest rate swap agreements, foreign exchange forward contracts, currency swap agreements, and interest rate and currency swap agreements as a means of hedging their interest rate and foreign exchange exposure.

Changes in the fair value of interest rate swap agreements, designated and effective as fair value hedges for changes in the fair value of fixed-rate financial assets or liabilities attributable to changes in the designated benchmark interest rate, are recognized in interest expense, net of interest income as offsets to changes in the fair value of hedged items. Changes in the fair value of interest rate swap agreements, designated and effective as cash flow hedges for changes in the cash flows of floating-rate financial assets or liabilities attributable to changes in the designated benchmark interest rate, are initially recorded in other comprehensive income and reclassified into earnings as interest expense, net of interest income when the hedged transactions affect earnings. Changes in the fair value of the ineffective portion are recognized in interest expense, net of interest income immediately.

Changes in the fair value of foreign exchange forward contracts and currency swap agreements, designated and effective as cash flow hedges for changes in the cash flows of foreign-currency-denominated assets or liabilities, unrecognized firm commitments and forecasted transactions attributable to changes in the related foreign currency exchange rate, are initially recorded in other comprehensive income and reclassified into earnings as foreign exchange gains or losses when the hedged transactions affect earnings. Changes in the fair value of the ineffective portion are recognized in foreign exchange gains or losses immediately.

Changes in the fair value of interest rate and currency swap agreements, designated and effective as fair value hedges or cash flow hedges for changes in the fair values or cash flows of foreign-currency-denominated assets or liabilities attributable to changes in the designated benchmark interest rate or the related foreign currency exchange rate are recorded as either earnings or other comprehensive income depending on the treatment of foreign currency hedges as fair value hedges or cash flow hedges.

Changes in the fair value of derivative financial instruments, for which hedge requirements are not met under SFAS No. 133, are currently recognized in interest expense, net of interest income for interest rate swap agreements and in foreign exchange gains or losses for foreign exchange forward contracts, currency swap agreements and interest rate and currency swap agreements.

The Company and certain subsidiaries also enter into agreements for certain derivative financial instruments as a part of their trading activities. These derivative instruments are marked to market and the related gains or losses are reported in other sales.

The companies use non-derivative financial instruments, such as foreign-currency-denominated debt, in order to reduce the foreign currency exposure in the net investment in a foreign operation. The foreign currency transaction gains or losses on these instruments, designated as and effective as hedging instruments, are deferred and recorded as foreign currency translation adjustments within other comprehensive income to the extent they are effective as hedge. These amounts are only recognized in income upon the complete or partial sale of the related investment or the complete liquidation of the investment.

For the Statements of Consolidated Cash Flows, cash flows from derivative commodity instruments and derivative financial instruments that qualify for hedge accounting are included in the same category as the items being hedged.

Debt and marketable equity securities

The companies classify debt and marketable equity securities, at acquisition, into one of three categories: held-to-maturity, available-for-sale or trading under provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

Trading securities are carried at fair value and unrealized holding gains and losses are included in earnings.

Debt securities are classified as held-to-maturity and measured at amortized cost in the Consolidated Balance Sheets only if the companies have the positive intent and ability to hold those securities to maturity. Premiums and discounts amortized in the period are included in interest income.

Debt and marketable equity securities other than those classified as trading or held-to-maturity securities are classified as available-for-sale securities and carried at fair value with related unrealized holding gains and losses reported in accumulated other comprehensive income in shareholders’ equity on a net-of-tax basis.

        For other than a temporary decline in the value of debt and marketable equity securities below their cost or amortized cost, the investment is reduced to its fair value, which becomes the new cost basis of the investment. The amount of the reduction is reported as a loss for the year in which such determination is made. Various factors, such as the extent which the cost exceeds the market value, the duration of the market decline, the financial condition and near-term prospects of the issuer, and the intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value, are reviewed to judge whether the decline is other than temporary.

The cost of debt and marketable securities sold is determined based on the moving-average cost method.

Non-marketable equity securities

Non-marketable equity securities are carried at cost. When other than a temporary decline in the value of such securities below their cost occurs, the investment is reduced to its fair value and an impairment loss is recognized. Various factors, such as the financial condition and near-term prospects of the issuer, are reviewed to judge whether it is other than temporary.

The cost of non-marketable equity securities sold is determined based on the moving-average cost method.

Investments in associated companies

Investments in associated companies (investees owned 20% to 50%, corporate joint ventures and other investees over which the companies have the ability to exercise significant influence) and noncontrolling investments in general partnerships, limited partnerships and limited liability companies are accounted for under the equity method, after appropriate adjustments for intercompany profits and dividends. The differences between the cost of such investments and the companies’ equity in the underlying fair value of the net assets of associated companies at the dates of acquisition are recognized as equity method goodwill.

For other than a temporary decline in the value of investments in associated companies below the carrying amount, the investment is reduced to its fair value and an impairment loss is recognized.

Leasing

The companies are engaged in lease financing consisting of direct financing leases and leveraged leases, and in operating leases of properties. For direct financing leases, unearned income is amortized to income over the lease term at a constant periodic rate of return on the net investment. Income on leveraged leases is recognized over the life of the lease at a constant rate of return on the positive net investment. Initial direct costs are deferred and amortized using the interest method over the lease period. Operating lease income is recognized as other sales over the term of underlying leases on a straight-line basis.

The companies are also lessees of various assets. Rental expenses on operating leases are recognized over the respective lease terms using the straight-line method.

Property and equipment

Property and equipment are stated at cost.

Depreciation of property and equipment (including property leased to others) is computed principally under the declining-balance method for assets located in Japan and under the straight-line method for assets located outside Japan, using rates based upon the estimated useful lives of the related property and equipment. The estimated useful lives for buildings, equipment and fixtures, and vessels are primarily 8 to 65 years, 2 to 30 years, and 8 to 20 years, respectively. Mineral rights are amortized over their respective estimated useful lives, which are 14 to 20 years, using the straight-line method or the unit-of-production method.

Leasehold improvements are amortized over the lesser of the useful life of the improvement or the term of the underlying lease.

Significant renewals and additions are capitalized at cost. Maintenance and repairs, and minor renewals and betterments are charged to expense as incurred.

Impairment of long-lived assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets to be held and used or to be disposed of other than by sale are reviewed, by using undiscounted future cash flows, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. Such impairment loss is measured as the amount by which the carrying amount of the asset exceeds its fair value. Long-lived assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell.

Business combinations

In accordance with SFAS No. 141, “Business Combinations,” the purchase method of accounting is used for all business combinations. The companies separately recognize and report acquired intangible assets as goodwill or other intangible assets. Any excess of fair value of acquired net assets over cost arising from a business combination is immediately recognized as an extraordinary gain.

The cumulative effect of a change in accounting principles on the write-off of any unamortized deferred credit as of April 1, 2002 was immaterial.

Goodwill and other intangible assets

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized but tested for impairment annually or more frequently if impairment indicators arise. Identifiable intangible assets with a finite useful life are amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144. Any identifiable intangible asset determined to have an indefinite useful life is not amortized, but instead tested for impairment in accordance with SFAS No. 142 until its useful life is determined to be no longer indefinite.

Equity method goodwill is reviewed for impairment as a part of other than a temporary decline in the value of investments in associated companies below the carrying amount in accordance with Accounting Principles Board (“APB”) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.”

The companies completed the transitional impairment test for goodwill as of April 1, 2002 in accordance with SFAS No. 142 and determined that the fair value of the reporting units including goodwill was in excess of their carrying amount.

Intangible assets subject to amortization consist primarily of software, unpatented technologies, trademarks, patents and customer relationships which are amortized over their respective estimated useful lives using the straight-line method. The estimated useful lives for software, unpatented technologies, trademarks, patents and customer relationships are 3 to 5 years, 10 years, 5 to 10 years, 5 years and 10 to 30 years, respectively. Intangible assets not subject to amortization mainly consist of land rights and trademarks.

The companies completed the transitional reassessment of the useful lives of identifiable intangible assets as of April 1, 2002. The companies also completed the transitional impairment test for intangible assets not subject to amortization and determined that they are not impaired.

Oil and gas producing activities

Oil and gas exploration and development costs are accounted for using the successful efforts method of accounting. The costs of acquiring properties, costs of drilling and equipping exploratory wells, and costs of development wells and related plant and equipment are capitalized, and amortized using the unit-of-production method. Exploratory well costs are expensed, if economically recoverable reserves are not found. Other exploration costs, such as geological and geophysical costs, are expensed as incurred.

In accordance with SFAS No. 144, proved properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the proved properties are determined to be impaired, an impairment loss is recognized based on the fair value. Unproven properties are assessed periodically for impairment in accordance with the guidance in SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies,” with any impairment charged to expense. The companies’ policy is to consider the unproved properties not impaired if the estimated reserves of those properties can be established to be economically viable. Economically viable means that they may be developed in such a way that it is probable that over their project lives they will generate, at a minimum, zero net cash flow on an undiscounted pre-tax basis, based on current prices. For the purpose of this test, the current price is the price at the end of the period for which the review is conducted for the reserves concerned.

Mining operations

Mining exploration costs are expensed as incurred until the mining project has been established as commercially viable by a final feasibility study. Once established as commercially viable, costs are capitalized as development costs and are amortized using the unit-of-production method or straight-line method based on the proven and probable reserves.

In open pit mining operations, it is necessary to remove overburden and other waste materials to access mineral deposits. The costs of removing waste materials are referred to as “stripping costs.” During the development of a mine, before production commences, such costs are generally capitalized as part of the development costs. Removal of waste materials continues during the production stage of the mine. Such post-production stripping costs are variable production costs to be considered a component of mineral inventory costs and are recognized as a component of costs of products sold in the same period as the related revenues from the sales of the minerals. Depending on the configuration of the mineral deposits, the post-production stripping costs could lead to a lower of cost or market inventory adjustment.

Asset retirement obligations

In accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” the companies record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the companies capitalize the related cost by increasing the carrying amount of the long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.

Pension and severance indemnities plans

The companies have pension plans and/or severance indemnities plans covering substantially all employees other than directors. The costs of the pension plans and severance indemnities plans are accrued based on amounts determined using actuarial methods, in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.”

Guarantees

In accordance with FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34,” the companies recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken for the guarantee.

Revenue recognition

The companies recognize revenues when they are realized or realizable and earned. Revenues are realized or realizable and earned when the companies have persuasive evidence of an arrangement, the goods have been delivered or the services have been rendered to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. In addition to this general policy, the following are specific revenue recognition policies:

Sales of products

Sales of products include the sales of various products as a principal in the transactions, the manufacture and sale of a wide variety of products such as metals, chemicals, foods and general consumer merchandise, the development of natural resources such as coal, iron ore, oil and gas, and the development and sale of real estate. The companies recognize those revenues at the time the delivery conditions agreed with customers are met. These conditions are usually considered to have been met when the goods are received by the customer, the title to the warehouse receipts are transferred, or the implementation testing is duly completed.

For long-term construction contracts such as railroad projects, depending on the nature of the contract, revenues are accounted for by the percentage-of-completion method if costs to complete and extent of progress toward completion of long-term contracts are reasonably dependable, otherwise the companies use the completed contract method.

The Company and certain subsidiaries enter into buy/sell arrangements, mainly relating to transactions of crude oil and petroleum products. Under buy/sell arrangements, which are entered into primarily to optimize supply or demand requirements, the Company and certain subsidiaries agree to buy (sell) a specific quality and quantity of commodities to be delivered at a specific location and/or time while agreeing to sell (buy) the same quality and quantity of the commodities at a different location and/or time to the same counterparty. The buy/sell arrangements are reported on a net basis in the Statements of Consolidated Income.

Sales of services

Sales of services include the revenues from trading margins and commissions related to various trading transactions in which the companies act as a principal or an agent. Specifically, the companies charge a commission for the performance of various services such as logistic and warehouse services, information and communication services, and technical support. For some back-to-back sales and purchase transactions of products, the companies act as a principal and record the net amount of sales and purchase prices as revenues. The companies also facilitate conclusion of the contracts between manufacturers and customers and deliveries for the products between suppliers and customers. Revenues from service related businesses are recorded as revenues when the contracted services are rendered to third-party customers pursuant to the agreements.

Other sales

Other sales principally include the revenues from leasing activities of real estate, rolling stock, ocean transport vessels, aircraft, and equipment, the revenues from derivative commodity instruments and derivative financial instruments held for trading purposes, and the revenues from external consumer financing. See accounting policies for leasing and derivative instruments and hedging activities for the revenue recognition policies regarding leasing and derivative transactions, respectively.

Research and development expenses

Research and development costs are charged to expenses when incurred.

Advertising expenses

Advertising costs are charged to expenses when incurred.

Issuance of stock by subsidiaries and associated companies

A subsidiary or an associated company may issue its shares to third parties at amounts per share in excess of or less than the Company’ s average per share carrying value. With respect to such transactions, the resulting gains or losses arising from the change in equity interest are recorded in income for the year in which such shares are issued.

Income taxes

Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes and tax loss carryforwards. These deferred taxes are measured using the currently enacted tax rates in effect for the year in which the temporary differences or tax loss carryforwards are expected to reverse. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

Net income per share

Basic net income per share is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution as a result of issuance of shares upon conversion of the companies’ convertible bonds.

III. DISCONTINUED OPERATIONS

In accordance with SFAS No. 144, the companies present the results of discontinued operations (including operations of a subsidiary that either has been disposed of or is classified as held for sale) as a separate line item in the Statements of Consolidated Income under “Loss from Discontinued Operations—Net (After Income Tax Effect).” Amounts presented in the Statements of Consolidated Income and the Statements of Consolidated Cash Flows for the prior periods related to the discontinued operations have been reclassified to conform to the current period presentation.

Gain (loss) from discontinued operations before income taxes for the six-month periods ended September 30, 2005 and 2006 and for the year ended March 31, 2006 were ¥ (568) million, ¥5,128 million and ¥ (24,051) million, respectively, including gain on disposal before income taxes for the six-month period ended September 30, 2006 and for the year ended March 31, 2006 of ¥51 million and ¥633 million, respectively. There was no gain (loss) on disposal before income taxes for the six-month period ended September 30, 2005. Income tax gain (loss) for the six-month periods ended September 30, 2005 and 2006 and for the year ended March 31, 2005 were ¥(232) million, ¥(1,857) million and ¥10,441 million, respectively.

IV. RECLASSIFICATION

Certain reclassifications and format changes have been made to prior period amounts to conform to the current period presentation.

V. NEW ACCOUNTING STANDARDS

Inventory costs

During the six-month period ended September 30, 2006, the companies adopted the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4.”

SFAS No. 151 requires that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

The effect of adoption of this statement on the companies’ financial position and results of operations was immaterial.

Share-based payment

During the six-month period ended September 30, 2006, the companies adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”).

SFAS No. 123R requires the compensation cost from share-based payment transactions to be recognized in the financial statements. The amount of the compensation cost is measured based on the grant-date fair value of the equity instruments issued or the liabilities incurred. In addition, the award of liability instruments will be remeasured at the end of each reporting period. The compensation cost is recognized over the requisite service period.

The effect of adoption of this statement on the companies’ financial position and results of operations was immaterial.

Accounting for stripping costs incurred during production in the mining industry

During the six-month period ended September 30, 2006, the companies adopted the FASB Emerging Issues Task Force reached a consensus on Issue No. 04-6 (“EITF No. 04-6”), “Accounting for Stripping Costs Incurred during Production in the Mining Industry.”

EITF No. 04-6 requires that stripping costs incurred during the production stage of the mine be accounted for as variable production costs that should be considered a component of mineral inventory costs and recognized as a component of costs of sales in the same period as the revenue from the sale of the inventory.

The effect of adoption of this consensus on the companies’ financial position and results of operations was immaterial.

Accounting for purchases and sales of inventory with the same counterparty

During the six-month period ended September 30, 2006, the companies adopted the FASB Emerging Issues Task Force reached a consensus on Issue No. 04-13 (“EITF No. 04-13”), “Accounting for Purchases and Sales of Inventory with the Same Counterparty.”

EITF No. 04-13 requires that two or more inventory purchase and sales transactions with the same counterparty that are entered into in contemplation of one another should be combined for purposes of applying APB Opinion No. 29, “Accounting for Nonmonetary Transactions.” EITF No. 04-13 also requires that all nonmonetary exchanges of inventory within the same line of business other than those whereby an entity transfers finished goods inventory in exchange for the receipt of raw materials or work-in-process inventory should be recognized at the carrying amount of the inventory transferred.

The effect of adoption of this consensus on the companies’ financial position and results of operations was immaterial.

Accounting for certain hybrid financial instruments

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140.”

One of the amendments to SFAS No. 133 and SFAS No. 140 is that SFAS No. 155 permits an entity to elect fair value remeasurement for any hybrid financial instrument in its entirety with changes in fair value recognized in earnings, in which the hybrid financial instrument contains an embedded derivative that otherwise would require bifurcation.

SFAS No. 155 is effective for all financial instruments acquired, issued, or subject to a remeasurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The effect of adoption of this statement on the companies’ financial position and results of operations will be immaterial.

Accounting for servicing of financial assets

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140.”

SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to choose either the amortization method or the fair value measurement method for subsequent measurement of each class of separately recognized servicing assets and servicing liabilities.

SFAS No. 156 is effective as of the beginning of its first fiscal year that begins after September 15, 2006. The effect of adoption of this statement on the companies’ financial position and results of operations will be immaterial.

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”.

SFAS No.157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim period within those fiscal years. The effect of adoption of this statement on the companies’ financial position and results of operations will be immaterial.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R).”

SFAS No. 158 requires the recognition of the overfunded or underfunded status of a defined benefit plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in comprehensive income in the year in which the changes occur. In addition, SFAS No. 158 requires the measurement date for the funded status of a plan to be the entity’s date of its year-end statement of financial position, with limited exceptions.

The recognition and related disclosure provisions of SFAS No. 158 are effective as of the end of the fiscal year ending after December 15, 2006 and the measurement date provisions are effective for fiscal years ending after December 15, 2008. The effect of adoption of this statement on the companies’ financial position and results of operations is not currently known and cannot be reasonably estimated until further analysis is completed.

Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued FIN No. 48 (“FIN No. 48”), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No.109.”

FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS No. 109 (“SFAS No. 109”), “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of all tax positions accounted for in accordance with SFAS No. 109.

FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The effect of adoption of this interpretation on the companies’ financial position and results of operations is not currently known and cannot be reasonably estimated until further analysis is completed.

Quantifying Financial Misstatements

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.”

SAB No.108 expresses the Staff’s view regarding the process of quantifying financial statement misstatements and provides interpretive guidance for quantifying the impact of correcting.

This Bulletin is effective for financial statements for the first fiscal year ending after November 15, 2006. The effect of adoption of this statement on the companies’ financial position and results of operations is not currently known and cannot be reasonably estimated until further analysis is completed.

VI. USE OF ESTIMATES IN THE PREPARATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. BUSINESS COMBINATIONS

For the period ended September 30, 2005

The business combinations, which were completed during the period ended September 30, 2005, were immaterial.

For the period ended September 30, 2006

The following are the primary business combinations, which were completed during the period ended September 30, 2006.

Gas Participacoes Ltda.

On October 31, 2005, the Company agreed and entered into the Share Purchase Agreement with Global Petroleum & Gas Industry, LLC to acquire all the shares of Gas Participacoes Ltda.(“Gaspart”, it has been renamed to Mitsui Gas e Energia do Brasil on October 16, 2006) for about $159 million. After satisfying the closing conditions, the Company closed the acquisition process on April 20, 2006. Gaspart is a holding company of six local distribution companies (“LDC”), four in northeast and two in southeast, which have a concession agreement with each state government to do business of natural gas distribution exclusively in each state for 30 to 50 years. Its share in each LDC is from 23.0% to 24.5% in voting share base, and from 24.5% to 41.5% in total share base. Each LDC has begun operation in between 1992 and 1994, mainly distributes to general industry and natural gas station.

In Brazil, the market of gas firing electric generation, which is heavy consumer of gas is still immature, and therefore a growth of demand is expected in the future. Coherent effort to gas business from upstream to downstream, such as entry into gas field development projects, LNG terminal projects, pipeline projects, and electric generation projects, is one of main pillars of infrastructure area, to which the Company intends to invest with emphasis. By participation to this business, the Company tries to expand fine gas businesses in Brazil from upstream to downstream.

The consolidated financial statements for the year ended September 30, 2006 include the operating results of Gaspart as a subsidiary from the closing date of acquisition process.

The purchase price was determined based on the expected future cash flows Gaspart will generate.

Pro forma results of operations for the above business combination have not been presented because the effects were not material to the consolidated financial statements.

Salt Asia Holding Pty. Ltd

Mitsui & Co., Ltd. (the “Company”) agreed with Akzo Nobel International NV (“Akzo Nobel”) to purchase the shares of Salt Asia Holding Pty Ltd. (“Salt Asia”, a 94.2% owned subsidiary of Akzo Nobel), and entered into a share sale agreement on May 31, 2006. The Company and Akzo Nobel agreed officially on July 31, 2006 and completed the acquisition, with all the conditions set forth in the share sale agreement fulfilled. The total amount for the acquisition was approximately A$ 84 million. Salt Asia is the holdings company possessing the 92.7% ownership of voting shares of Onslow Salt Pty Ltd. (“Onslow”), operating a solar marine salt field in the western Australia. Onslow initiated to delivery in May 2001 and has deployed the solar marine salt supply for the chlor-alkali industry.

The biggest application for salt from Onslow is as raw material in the chlor-alkali industry, and with rapidly rising demand from China putting pressure on supply / demand balance, the Company intends to supply salt for use by this industry in Japan and other Asian countries. In February, 2005, the Company also acquired the 100% owner of Shark Bay Salt Joint Venture (“Shark Bay Salt”), operating Shark Bay solar marine salt field in the western Australia. On completion of the Onslow acquisition, the Company will therefore have management control of a total annual salt production capacity of 3.8 million tons. The Company intends to take an efficient, unified management approach to the two salt fields, strengthening its position as a stable, comprehensive supplier of salt to the chlor-alkali industry and food manufacturing industry and actively developing its salt business operations.

The consolidated financial statements include the operating results of Salt Asia as a subsidiary from the date of acquisition.

The purchase price was determined based on the expected future cash flows Salt Asia will generate. The excess of the purchase price over the fair value of net assets acquired was recorded as goodwill, approximately ¥4,000 million. The purchase price allocation has not yet finalized as of end September 30, 2006.

Pro forma results of operations for the above business combination have not been presented because the effects were not material to the consolidated financial statements.

For the year ended March 31, 2006

The business combinations, which were completed during the year ended March 31, 2006, were immaterial.

4. MARKETABLE SECURITIES AND OTHER INVESTMENTS

Debt and marketable equity securities

At September 30, 2005, 2006 and March 31, 2006, the cost, fair value and gross unrealized holding gains and losses on available-for-sale securities and held-to-maturity debt securities were as follows:

	Millions of Yen
			Unrealized holding gains (losses)
	Cost	Fair value	Gains	Losses	Net
September 30, 2005:
Available-for-sale:
Marketable equity securities	¥262,831	¥480,538	¥218,860	¥(1,153)	¥217,707
Foreign debentures, commercial paper and other debt securities	231,258	231,400	155	(13)	142
Held-to-maturity debt securities, consisting principally of foreign debentures	12,549	12,549	0	—	0

September 30, 2006:
Available-for-sale:
Marketable equity securities	¥301,688	¥603,843	¥304,306	¥(2,151)	¥302,155
Foreign debentures, commercial paper and other debt securities	320,374	320,415	79	(38)	41
Held-to-maturity debt securities, consisting principally of foreign debentures	10,747	10,747	0	—	0

March 31, 2006:
Available-for-sale:
Marketable equity securities	¥275,296	¥591,186	¥316,115	¥(225)	¥315,890
Foreign debentures, commercial paper and other debt securities	89,823	89,927	138	(34)	104
Held-to-maturity debt securities, consisting principally of foreign debentures	11,930	11,930	0	—	0

The carrying amounts of available-for-sale securities (foreign debentures, commercial paper and other debt securities), with original maturities of three months or less, and included in cash and cash equivalents in the Consolidated Balance Sheets were ¥158,074 million, ¥120,796 million and ¥21,791 million at September 30, 2005, 2006 and March 31, 2006, respectively. The carrying amounts of available-for-sale securities (foreign debentures, commercial paper and other debt securities) included in investments in and advances to associated companies in the Consolidated Balance Sheets were ¥33,957 million, ¥35,370 million and ¥35,241 million at September 30, 2005, 2006 and March 31, 2006, respectively.

For the six-month period ended September 30, 2005, 2006 and the year ended March 31, 2006, losses of ¥758 million, ¥393 million and ¥1,775 million, respectively, were recognized on write-downs of available-for-sale securities to reflect the decline in market value considered to be other than temporary.

The portion of net trading gains and losses for the six-month periods and the year that relate to trading securities still held at September 30, 2005, 2006 and March 31, 2006 were as follows:

	Millions of Yen
	Six-Month Period Ended September 30, 2005	Six-Month Period Ended September 30, 2006	Year Ended Match 31, 2006
Net trading gains and losses	¥8	¥0	¥0

The proceeds from sales of available-for-sale securities and the gross realized gains and losses on those sales for the six-month periods ended September 30, 2005, 2006 and the year ended March 31, 2006 are shown below:

	Millions of Yen
	Six-Month Period Ended September 30, 2005	Six-Month Period Ended September 30, 2006	Year Ended Match 31, 2006
Proceeds from sales	¥15,896	¥10,302	¥36,741

Gross realized gains	¥5,802	¥5,918	¥21,678
Gross realized losses	(48)	0	(94)

Net realized gains	¥5,754	¥5,918	¥21,584

On September 1, 2005, in connection with the foundation of Seven & I Holdings Co., Ltd., the Companies exchanged shares of Seven-Eleven Japan Co., Ltd. for those of Seven & I Holdings, Co., Ltd. In accordance with EITF No. 91-5 (EITF No.91-5), “Nonmonetary Exchange of Cost-Method Investments,” a non-cash gain of ¥4,227 million was recorded for the six-month period ended September 30, 2005, and the year ended March 31, 2006, and is included in gain on sales of securities—net in the Statements of Consolidated Income. On January 1, 2006, in connection with business combination of KDDI Corp. and POWEREDCOM Inc., the Company exchanged shares of POWEREDCOM Inc. for those of KDDI Corp., as an acquiring company. In accordance with EITF No. 91-5, a non-cash gain of ¥3,292 million was recorded for the year ended March 31, 2006, and is included in gain on sales of securities—net in the Statements of Consolidated Income.

Debt securities classified as available-for-sale and held-to-maturity at September 30, 2006 mature as follows:

	Millions of Yen
	Available-for-sale		Held-to-maturity
	Amortized cost	Aggregate fair value	Amortized cost	Aggregate fair value
Contractual maturities:
Within 1 year	¥261,275	¥261,269	¥6,187	¥6,187
After 1 year through 5 years	57,140	57,187	4,550	4,550
After 5 years through 10 years	1,953	1,953	10	10
After 10 years	6	6	0	0

Total	¥320,374	¥320,415	¥10,747	¥10,747

The actual maturities may differ from the contractual maturities shown above because certain issuers may have the right to redeem debt securities before their maturity.

Investments other than debt and marketable equity securities

Investments other than investments in debt and marketable equity securities consisted primarily of non-marketable equity securities and non-current time deposits and amounted to ¥319,258 million, ¥351,557 million and ¥324,395 million at September 30, 2005, 2006 and March 31, 2006, respectively. The estimation of the corresponding fair values at those dates was not practicable, as the fair value for all the individual non-marketable securities held by the companies was not readily determinable at each balance sheet date.

Investments in non-marketable equity securities are carried at cost; however, if the fair value of an investment has declined and is judged to be other than temporary, the investment is written down to its estimated fair value. Losses on write downs of these investment securities recognized to reflect the declines in fair value considered to be other than temporary were ¥2,741 million, ¥2,809 million and ¥8,868 million for the six-month periods ended September 30, 2005, 2006 and the year ended March 31, 2006, respectively.

5. INVESTMENTS IN AND ADVANCES TO ASSOCIATED COMPANIES

Investments in associated companies (investees owned 20% to 50%, corporate joint ventures and other investees over which the companies have the ability to exercise significant influence) are accounted for under the equity method. In addition, noncontrolling investments in general partnerships, limited partnerships and limited liability companies are also accounted for under the equity method. Such investments include, but are not limited to, the companies’ investments in Valepar S.A. (18.24%), Mitsui Oil Exploration Co., Ltd. (47.35%), Japan Australia LNG (MIMI) Pty. Ltd. (50.00%), IPM Eagle LLP (30.00%), Sakhalin Energy Investment Company Ltd. (25.00%), Nihon Unisys, Ltd. (31.89%), and United Auto Group, Inc. (16.48%).

The investment in Valepar S.A. is accounted for under the equity method because of the Company’s ability to exercise significant influence over operating and financial policies primarily through board representation and power of veto over significant operating and financial decisions through the board of directors. As the sole operating company among the shareholders, which consist primarily of pension funds and financial institutions, the Company utilizes its experience and expertise in operating businesses and substantively participates in the decision-making processes.

The companies are the second largest shareholder group of United Auto Group, Inc. (“UAG”) and entered into a shareholders agreement with its largest shareholder group owning approximately 40% of its voting shares. Based on a reciprocal voting provision set forth in the agreement for shareholder election of the directors of UAG, the companies and its largest shareholder group constitute a “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and jointly participate in the management of UAG. The investment in UAG is accounted for under the equity method because of the companies’ ability to exercise significant influence over operating and financial policies primarily through board representation by a director and executive vice president dispatched from the companies. UAG is utilizing the companies’ global network to develop its business activities outside the United States and, as part of the process, the companies substantively participate in the decision-making processes.

Associated companies are engaged primarily in the development of natural resources and the manufacture and distribution of various products. The major geographic areas of such entities are Japan, the Americas, Europe, Asia and Oceania.

Investments in and advances to associated companies at September 30, 2005, 2006 and March 31, 2006 consisted of the following:

	Millions of Yen
	September 30, 2005	September 30, 2006	March 31, 2006
Investments in capital stock	¥1,032,579	¥1,335,238	¥1,181,219
Advances	112,126	136,354	119,368

Total	¥1,144,705	¥1,471,592	¥1,300,587

The carrying value of the investments in associated companies exceeded the companies’ equity in the underlying net assets of such associated companies by ¥120,331 million, ¥140,062 million and ¥113,431 million at September 30, 2005, 2006 and March 31, 2006, respectively. The excess is attributed first to certain fair value adjustments on a net-of-tax basis at the time of the initial and subsequent investments in those companies with the remaining portion considered as equity method goodwill. The fair value adjustments are generally attributed to property and equipment which consist primarily of mineral rights amortized over their respective estimated useful lives, principally 8 to 42 years, using either the straight-line or the unit-of-production method.

Investments in common stock of publicly traded associated companies include marketable equity securities carried at ¥120,054 million, ¥145,291 million and ¥142,180 million at September 30, 2005, 2006 and March 31, 2006, respectively. Corresponding aggregate quoted market values were ¥206,062 million, ¥223,940 million and ¥315,365 million, respectively.

Summarized financial information for associated companies at September 30, 2005, 2006 and March 31, 2006 and for the six-month periods ended September 30, 2005, 2006 and the year ended March 31, 2006 was as follows:

	Millions of Yen
	September 30, 2005	September 30,2006	March 31, 2006
Current assets	¥3,955,133	¥4,301,637	¥4,203,539
Property and equipment—net of accumulated depreciation	4,956,090	6,755,121	5,764,884
Other assets	1,811,716	1,864,149	1,904,449

Total assets	¥10,722,939	¥12,920,907	¥11,872,872

Current liabilities	¥3,132,964	¥3,319,797	¥3,326,220
Long-term liabilities	3,137,579	3,668,632	3,378,679
Minority interests	944,030	1,501,662	1,150,406
Shareholders’ equity	3,508,366	4,430,816	4,017,567

Total liabilities and shareholders’ equity	¥10,722,939	¥12,920,907	¥11,872,872

The companies’ equity in the net assets of associated companies	¥912,248	¥1,195,176	¥1,067,788

	Millions of Yen
	Six- month period ended September 30, 2005	Six- month period ended September 30, 2006	Year ended March 31, 2006
Revenues	¥3,576,257	¥4,187,985	¥7,240,519
Gross profit	949,996	1,273,246	2,037,245
Net income	252,902	481,811	585,579

The companies’ revenues and purchases from associated companies included in cost of revenues for the six-month periods ended September 30, 2005, 2006 and the year ended March 31, 2006 were as follows:
	Millions of Yen
	Six- month period ended September 30, 2005	Six- month period ended September 30, 2006	Year ended March 31, 2006
Revenues	¥51,914	¥59,084	¥89,134
Purchases	118,047	151,396	238,015

Dividends received from associated companies for the six-month periods ended September 30, 2005, 2006 and the year ended March 31, 2006 amounted to ¥27,720 million, ¥54,256 million and ¥63,597 million, respectively.

Consolidated unappropriated retained earnings at September 30, 2005, 2006 and March 31, 2006 included the companies’ equity in net undistributed earnings of associated companies in the amount of ¥162,918 million, ¥249,844 million and ¥205,811 million, respectively.

6. LEASES

Lessor

The companies lease real estate, rolling stock, ocean transport vessel, aircraft, equipment and others.

The assets related to leases classified as operating leases are presented as property leased to others—at cost, less accumulated depreciation in the accompanying Consolidated Balance Sheets.

The following provides an analysis of the companies’ investment in property on operating leases and property held for lease by classes as of September 30, 2005, 2006 and March 31, 2006:

	Millions of Yen
	September 30, 2005			September 30, 2006			March 31, 2006
	Cost	Accumulated depreciation	Net	Cost	Accumulated depreciation	Net	Cost	Accumulated depreciation	Net
Real estate	¥162,992	¥(59,995)	¥102,997	¥184,599	¥(60,430)	¥124,169	¥187,037	¥(59,913)	¥127,124
Rolling stock	41,887	(1,877)	40,010	56,359	(2,939)	53,420	45,790	(2,458)	43,332
Ocean transport vessels	28,144	(5,824)	22,320	42,811	(7,781)	35,030	34,820	(6,590)	28,230
Aircrafts	29,227	(5,758)	23,469	7,719	(32)	7,687	5,745	(97)	5,648
Equipment and others	25,054	(14,590)	10,464	32,891	(16,413)	16,478	30,775	(16,526)	14,249

Total	¥287,304	¥(88,044)	¥199,260	¥324,379	¥(87,595)	¥236,784	¥304,167	¥(85,584)	¥218,583

The following is a schedule by years of minimum future rentals on noncancelable operating leases as of September 30, 2006:

Millions of Yen
Year ending September 30:
2007	¥11,866
2008	10,017
2009	8,573
2010	7,445
2011	5,831
Thereafter	27,130

Total	¥70,862

Lessee

The companies lease real estate, ocean transport vessels, rolling stock, aircraft, equipment and others under operating leases. Most of the ocean transport vessels, aircraft and rolling stock under operating leases are subleased to third parties.

The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of September 30, 2006. Minimum payments have not been reduced by minimum sublease rentals of ¥60,376 million due in the future under noncancelable subleases:

Millions of Yen
Year ending September 30:
2007	¥28,193
2008	23,108
2009	18,261
2010	14,882
2011	11,788
Thereafter	51,141

Total	¥147,373

Rental expenses incurred for operating leases for the years ended September 30, 2005, 2006 and March 31, 2006 were ¥24,752 million, ¥28,957 million and ¥46,511 million, respectively. Sublease rental income for the years ended September 30, 2005, 2006 and March 31, 2006 were ¥12,356 million, ¥14,504 million and ¥18,422 million, respectively.

7. PLEDGED ASSETS AND FINANCIAL ASSETS ACCEPTED AS COLLATERAL

Pledged assets

At September 30, 2005, 2006 and March 31, 2006, the following assets (exclusive of assets covered by trust receipts discussed below) were pledged as collateral for certain liabilities of the companies:

	Millions of Yen
	September 30, 2005	September 30, 2006	March 31, 2006
Trade receivables (current and non-current)	¥77,885	¥132,633	¥120,030
Inventories	32,212	56,127	38,563
Investments	29,936	113,512	83,714
Property leased to others (net book value)	36,792	62,843	30,604
Property and equipment (net book value)	39,316	67,504	67,026
Other	15,095	15,906	16,233

Total	¥231,236	¥448,525	¥356,170

The distribution of such collateral among short-term debt, long-term debt and guarantees of contracts, etc. was as follows:

	Millions of Yen
	September 30, 2005	September 30, 2006	March 31, 2006
Short-term debt	¥43,365	¥93,850	¥60,754
Long-term debt	140,986	207,868	167,211
Guarantees of contracts, etc.	46,885	146,807	128,205

Total	¥231,236	¥448,525	¥356,170

Trust receipts issued under customary import financing arrangements (short-term bank loans and bank acceptances) give banks a security interest in the merchandise imported and/or the accounts receivable resulting from the sale of such merchandise. Because of the companies’ large volume of import transactions, it is not practicable to determine the total amount of assets covered by outstanding trust receipts.

In addition to the above, bank borrowings under certain provisions of loan agreements which require the Company, upon the request of the bank, to provide collateral, which is not specified in the loan agreements, aggregated ¥52,067 million, ¥83,784 million and ¥59,909 million at September 30, 2005, 2006 and March 31, 2006, respectively.

Financial assets accepted as collateral

At September 30, 2005, 2006 and March 31, 2006, the fair values of financial assets that the companies accepted as security for trade receivables and that they are permitted to sell or repledge consisted of the following:

	Millions of Yen
	September 30, 2005	September 30, 2006	March 31, 2006
Bank deposits	¥1,936	¥1,667	¥1,550
Promissory notes	4,874	2,276	2,960
Trade receivables—accounts	2,015	2,474	2,357
Stocks and bonds	10,193	7,366	11,459

Promissory notes of ¥1,396 million and ¥693 million which have been provided as collateral were repledged at September 30, 2005 and March 31, 2006, respectively. There were no promissory notes repledged at September 30, 2006.

There were no financial assets accepted as collateral under security repurchase agreements at September 30, 2005, 2006, and March 31, 2006.

8. NET INCOME PER SHARE

The following is a reconciliation of basic net income per share to diluted net income per share for the six-month periods ended September 30, 2006 and 2005 and for the year ended March 31, 2006:

	Six Month Period Ended September 30, 2005			Six Month Period Ended September 30, 2006			Year Ended March 31, 2006
	Net income (numerator)	Shares (denominator)	Per share amount	Net income (numerator)	Shares (denominator)	Per share amount	Net income (numerator)	Shares (denominator)	Per share amount
	Millions of Yen	In Thousands	Yen	Millions of Yen	In Thousands	Yen	Millions of Yen	In Thousands	Yen
Basic Net Income per Share:
Income from continuing operations	¥83,993	1,582,109	¥53.09	¥151,184	1,722,823	¥87.75	¥216,019	1,603,096	¥134.75
Income (loss) from discontinued operations -net (after income tax effect)	(800)	1,582,109	(0.51)	3,271	1,722,823	1.90	(13,610)	1,603,096	(8.49)
Net income available to common shareholders	83,193	1,582,109	52.58	154,455	1,722,823	89.65	202,409	1,603,096	126.26

Effect of Dilutive Securities:
1.05% Convertible Bonds due 2009	296	105,301		285	104,201		587	104,855

Diluted Net Income per Share:
Income from continuing operations	84,289	1,687,410	49.95	151,469	1,827,024	82.90	216,606	1,707,951	126.82
Income (loss) from discontinued operations -net (after income tax effect)	(800)	1,687,410	(0.47)	3,271	1,827,024	1.79	(13,610)	1,707,951	(7.97)
Net income available to common shareholders after effect of dilutive securities	¥83,489	1,687,410	¥49.48	¥154,740	1,827,024	¥84.69	¥202,996	1,707,951	¥118.85

9. SEGMENT INFORMATION

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” requires disclosure of financial and descriptive information about operating segments, which are components of an enterprise whose operating results are regularly reviewed by the enterprise’s chief operating decision maker in deciding about resources to be allocated to the segment and assessing its performance.

The business units of the companies’ Head Office, which are organized based on “products and services,” plan overall and worldwide strategies for their products and services and conduct their worldwide operations. The business units also collaborate with overseas branches and overseas trading subsidiaries in planning and executing their strategies for products and regions. The overseas branches and overseas trading subsidiaries are separate operating units, which are delegated the business of their regions as the centers of each particular regional strategy and operate diversified business together with their subsidiaries and associated companies in collaboration with the business units.

Therefore, the companies’ operating segments consist of product-focused operating segments comprised of the business units of the Head Office and region-focused operating segments comprised of overseas branches and overseas trading subsidiaries. The companies’ operating segments have been aggregated based on the nature of the products and other criteria into eight product-focused reportable operating segments and four region-focused reportable operating segments, totaling twelve reportable operating segments.

As the companies focus on investments in mineral resources and energy projects as core investment area, “Iron & Steel Products” and “Iron & Steel Raw Materials and Non-Ferrous Metals” have been promoting more independent businesses than before, therefore these operating segments, which were formerly aggregated in “Metal Products & Minerals” are presented as a separate product-focused reportable segment, starting from the year ended March 31, 2006.

Also, positioning consumer service businesses as a growing and strengthening business area, the companies integrated function and expertise of Information, Electronics and Telecommunication Business Unit which was formerly included in “Machinery, Electronics & Information” and operating business units which were formerly included in “Consumer Products & Services” in order to promote a broad range of business opportunities in the emerging markets such as media, information, outsourcing, retail support, medical, health and seniors, and to develop consumer-oriented service businesses as a new source of core earnings. Based on these corporate strategies, with regard to the operating segments which were formerly included in “Consumer Products & Services”, Lifestyle Business Unit and Consumer Service Business Unit, which aim to provide highly value-added products and services to consumers, as well as ordinary distribution and intermediary services, by converging products, service and information-technology function, are aggregated with Information, Electronics and Telecommunication Business Unit and disclosed as “Lifestyle, Consumer Service and Information, Electronics & Telecommunication.” And “Foods & Retail”, which aims to meet diversifying needs of retailers with comprehensive services while investing to and participating in management of retailers, is presented as a separated product-focused reportable segment. Machinery Business Unit and Power, Transportation & Plant Projects Business Unit, which were formerly included in “Machinery, Electronics & Information”, are presented as “Machinery & Infrastructure Projects.”

In order to develop new business opportunities emerging with the development of network economies based around China, ASEAN and India, we introduced an Asian Managing Directorship system. Broad authority and responsibility to manage our businesses throughout Asia excluding Japan is delegated to the Regional Managing Director, Asia starting from the year ended March 31, 2006. Based on this change, business in Asia other than Japan, which was formerly included in Other Oversea Areas, is disclosed as a separate region-focused reportable operating segment.

Also, starting from the six-month period ended September 30, 2006, Mitsui & Co., Financial Services (Europe) which was formerly included in “Europe,” is transferred to “All Other,” in order to centralize the operation of financial services to the companies and associated companies.

The operating segment information for the six-month period ended September 30, 2005 and for the year ended March 31, 2006 have been restated to conform to the current year presentation.

Further, starting from the year ended March 31, 2006, items related to the consolidated balance sheets and the consolidated cash flows; investments in and advances to associated companies, depreciation and amortization, and additions to property leased to others and property and equipment are disclosed in the operating segment information, since these items are newly included in the measure of segment performance reviewed by the chief operating decision maker.

A description of reportable operating segments of the Company follows.

Iron & Steel Products manufactures, sells and trades iron & steel products in Japan and abroad.

Iron & Steel Raw Materials and Non-Ferrous Metals develops raw material resources of iron or non-ferrous metals in foreign countries, and manufactures, sells and trades raw materials and metal products in Japan and abroad.

Machinery & Infrastructure Projects is engaged in the manufacture, sale and trade of machinery products, leasing, financing and promotion of certain projects such as plant constructions and infrastructure buildings in Japan and abroad.

Chemical manufactures, sells and trades chemical products in Japan and abroad.

Energy develops energy resources overseas and manufactures, sells and trades oil, gas and related products in Japan and abroad.

Foods & Retail manufactures, sells and trades foods and provides support service to large retailers in Japan and abroad.

Lifestyle, Consumer Service and Information, Electronics & Telecommunication manufactures, sells and trades textiles and IT products for consumer, and is engaged in consumer-related business such as media & information, outsourcing business and real estate business in Japan and abroad.

Logistics & Financial Markets engages in logistics services, insurance and financial businesses in Japan and abroad.

Americas, Europe, Asia and Other Overseas Areas trade in various commodities and conduct related business led by overseas trading subsidiaries or offices located in each region.

The companies’ operating segment information and product information for the six-month periods ended September 30, 2005 and 2006 and for the year ended March 31, 2006 presented in conformity with SFAS No. 131 are as follows:

OPERATING SEGMENT INFORMATION

	Millions of Yen
Six-month period ended September 30, 2005:(As Restated)	Iron & Steel Products	Iron & Steel Raw Materials and Non-Ferrous Metals	Machinery, & Infrastructure Projects	Chemical	Energy	Foods & Retail	Lifestyle, Consumer Service and Information, Electronics & Services	Logistics & Financial Markets
Total trading transactions	¥699,381	¥862,791	¥1,057,463	¥1,001,076	¥779,793	¥920,665	¥687,695	¥43,608
Gross profit	¥27,635	¥55,420	¥41,576	¥46,052	¥33,299	¥42,454	¥60,752	¥20,131
Operating income (loss)	¥12,928	¥44,782	¥9,692	¥14,790	¥15,519	¥6,031	¥10,006	¥6,107
Equity in earnings of associated companies	¥1,576	¥9,487	¥6,489	¥2,129	¥14,121	¥1,722	¥807	¥1,803
Net income	¥9,296	¥26,005	¥12,803	¥2,332	¥14,200	¥3,568	¥5,616	¥5,229

Total assets at September 30, 2005	¥551,025	¥795,334	¥1,149,442	¥787,339	¥1,143,621	¥714,139	¥757,024	¥518,894

	Millions of Yen
Six-month period ended September 30, 2005: (As Restated)	Americas	Europe	Asia	Other Overseas Areas	Total	All Other	Adjustments and Eliminations	Consolidated Total
Total trading transactions	¥523,975	¥194,074	¥242,423	¥34,833	¥7,047,777	¥4,442	¥(3,615)	¥7,048,604
Gross profit	¥24,081	¥10,520	¥12,365	¥2,274	¥376,559	¥3,842	¥(5,200)	¥375,201
Operating income (loss)	¥5,286	¥2,694	¥5,170	¥368	¥133,373	¥(1,777)	¥(16,780)	¥114,816
Equity in earnings of associated companies	¥1,011	¥134	¥56	¥281	¥39,616	¥94	¥(882)	¥38,828
Net income	¥3,977	¥2,692	¥4,550	¥6,668	¥96,936	¥5,333	¥(19,076)	¥83,193

Total assets at September 30, 2005	¥463,062	¥146,515	¥177,014	¥76,274	¥7,279,683	¥2,753,193	¥(1,825,839)	¥8,207,037

	Millions of Yen
Six-month period ended September 30, 2006:	Iron & Steel Products	Iron & Steel Raw Materials and Non-Ferrous Metals	Machinery, & Infrastructure Projects	Chemical	Energy	Foods & Retail	Lifestyle, Consumer Service and Information, Electronics & Services	Logistics & Financial Markets
Total trading transactions	¥676,584	¥846,549	¥1,029,226	¥1,153,972	¥1,038,187	¥941,603	¥725,425	¥90,191
Gross profit	¥27,820	¥57,758	¥46,976	¥51,431	¥38,355	¥40,600	¥61,911	¥30,590
Operating income (loss)	¥12,256	¥45,734	¥7,161	¥16,934	¥22,231	¥7,145	¥6,961	¥12,841
Equity in earnings of associated companies	¥1,443	¥31,738	¥13,056	¥2,576	¥17,866	¥1,512	¥3,464	¥900
Net income (Loss)	¥9,442	¥62,162	¥18,012	¥10,405	¥27,785	¥(4,152)	¥3,281	¥6,370
Total assets at September 30, 2006	¥610,718	¥969,767	¥1,458,086	¥917,917	¥1,319,464	¥723,136	¥801,978	¥774,065
Investments in and advances to associated companies	¥23,827	¥232,952	¥358,509	¥48,140	¥541,881	¥53,718	¥97,322	¥23,246
Depreciation and amortization	¥1,030	¥6,192	¥3,902	¥4,699	¥6,164	¥4,308	¥4,660	¥1,805

Additions to property leased to others and property and equipment	¥1,036	¥30,347	¥37,437	¥6,414	¥81,516	¥2,273	¥3,119	¥3,325

	Millions of Yen
Six-month period ended September 30, 2006:	Americas	Europe	Asia	Other Overseas Areas	Total	All Other	Adjustments and Eliminations	Consolidated Total
Total trading transactions	¥591,791	¥230,265	¥258,611	¥34,893	¥7,617,297	¥3,879	¥1,044	¥7,622,220
Gross profit	¥31,890	¥10,821	¥13,096	¥2,390	¥413,638	¥4,180	¥3,077	¥420,895
Operating income (loss)	¥11,738	¥1,698	¥4,426	¥(109)	¥149,016	¥(1,512)	¥(13,238)	¥134,266
Equity in earnings of associated companies	¥1,696	¥166	¥102	¥273	¥74,792	¥58	¥(338)	¥74,512
Net income (Loss)	¥9,123	¥1,979	¥3,584	¥6,734	¥154,725	¥4,212	¥(4,482)	¥154,455
Total assets at September 30, 2006	¥464,618	¥152,412	¥189,328	¥89,459	¥8,470,948	¥2,958,306	¥(2,051,650)	¥9,377,604
Investments in and advances to associated companies	¥22,397	¥12,520	¥6,797	¥26,055	¥1,447,364	¥14,020	¥10,208	¥1,471,592
Depreciation and amortization	¥2,277	¥471	¥279	¥88	¥35,875	¥436	¥2,598	¥38,909

Additions to property leased to others and property and equipment	¥2,646	¥379	¥312	¥49	¥168,853	¥316	¥2,390	¥171,559

	Millions of Yen
Year ended March 31, 2006 : (As Restated)	Iron & Steel Products	Iron & Steel Raw Materials and Non-Ferrous Metals	Machinery, & Infrastructure Projects	Chemical	Energy	Foods & Retail	Lifestyle, Consumer Service and Information, Electronics & Services	Logistics & Financial Markets
Total trading transactions	¥1,366,834	¥1,698,658	¥2,472,604	¥2,087,042	¥1,730,424	¥1,849,850	¥1,464,310	¥116,178
Gross profit	¥54,386	¥110,832	¥90,557	¥97,779	¥84,674	¥79,941	¥128,438	¥51,378
Operating income (loss)	¥26,459	¥87,195	¥21,702	¥34,004	¥52,045	¥9,151	¥24,989	¥17,554
Equity in earnings of associated companies	¥2,943	¥28,728	¥14,571	¥3,233	¥33,827	¥3,472	¥3,485	¥3,951
Net income (Loss)	¥19,354	¥54,667	¥30,581	¥12,068	¥40,929	¥(3,214)	¥17,517	¥13,384
Total assets at March 31, 2006	¥563,596	¥833,271	¥1,309,180	¥866,796	¥1,120,303	¥721,222	¥821,315	¥750,748
Investments in and advances to associated companies	¥22,779	¥221,843	¥290,444	¥49,456	¥483,489	¥54,813	¥93,855	¥26,010
Depreciation and amortization	¥2,106	¥10,057	¥6,962	¥9,490	¥7,248	¥8,134	¥9,040	¥3,333

Additions to property leased to others and property and equipment	¥2,614	¥39,496	¥84,253	¥10,792	¥39,419	¥10,336	¥37,396	¥2,923

	Millions of Yen
Year ended March 31, 2006 : (As Restated)	Americas	Europe	Asia	Other Overseas Areas	Total	All Other	Adjustments and Eliminations	Consolidated Total
Total trading transactions	¥1,108,931	¥427,960	¥496,551	¥65,896	¥14,885,238	¥7,869	¥(7,335)	¥14,885,772
Gross profit	¥61,588	¥22,456	¥27,370	¥4,926	¥814,325	¥7,122	¥(3,157)	¥818,290
Operating income (loss)	¥21,723	¥4,286	¥10,667	¥993	¥310,768	¥(3,208)	¥(39,370)	¥268,190
Equity in earnings of associated companies	¥2,126	¥(174)	¥121	¥633	¥96,916	¥301	¥(2,967)	¥94,250
Net income (Loss)	¥12,652	¥4,235	¥9,266	¥14,341	¥225,780	¥11,835	¥(35,206)	¥202,409
Total assets at March 31, 2006	¥455,615	¥146,588	¥181,696	¥62,267	¥7,832,597	¥2,652,770	¥(1,911,789)	¥8,573,578
Investments in and advances to associated companies	¥9,714	¥10,039	¥3,897	¥19,988	¥1,286,327	¥12,570	¥1,690	¥1,300,587
Depreciation and amortization	¥4,734	¥896	¥520	¥162	¥62,682	¥1,087	¥7,997	¥71,766

Additions to property leased to others and property and equipment	¥9,747	¥1,381	¥526	¥425	¥239,308	¥1,788	¥5,958	¥247,054

Notes:(1)	The figures of “Consolidated Total” for the six-month period ended September 30, 2005 and for the year ended March 31, 2006 have been reclassified to conform to the current period presentation for discontinued operations in accordance with SFAS No.144. The reclassifications to income (loss) from discontinued operations - net (after income tax effect)” are included in “Adjustments and Eliminations.”

(2)	“All Other” includes business activities which primarily provide services, such as financing services and operations services to external customers and/or to the companies and associated companies. Total assets of “All Other” at September 30, 2005 and 2006 and at March 31, 2006 consisted primarily of cash and cash equivalents and time deposits related to financing activities, and assets of certain subsidiaries related to the above services.

(3)	Net loss of “Adjustments and Eliminations” includes income and expense items that are not allocated to specific reportable operating segments, such as certain expenses of the corporate departments, eliminations of intersegment transactions.

Net loss of “Adjustments and Eliminations” for the six-month period ended September 30, 2005 includes (a) ¥7,866 million in general and administrative expenses of the corporate departments costs and (b) a charge of ¥4,184 million for the valuation allowance for deferred tax assets, which resulted mainly from the reassessment of the collectability of deferred tax assets related to certain allowance for doubtful receivables (all amounts are after income tax effects).

Net loss of “Adjustments and Eliminations” for the six-month period ended September 30, 2006 includes (a) ¥9,601 million in general and administrative expenses of the corporate departments costs and (b) a profit of ¥3,217 million for the tax related items such as the adjustment for difference between the effective tax rate that actually accrue and the tax rate set for the tax calculation for the operating segments in the Company (all amounts are after income tax effects).

Net loss of “Adjustments and Eliminations” for the year ended March 31, 2006 includes (a) ¥19,738 million in general and administrative expenses of the corporate departments excluding pension costs, (b) a charge of ¥12,873 million for the valuation allowance for deferred tax assets as a result of reevaluation of realizability of deferred tax assets related to impairment of investment securities and allowance for doubtful receivables, and (c) a charge of ¥1,047 million for pension related items (all amounts are after income tax effects).
(4)	Transfers between operating segments are made at cost plus a markup.

(5)	Operating income (loss) reflects the companies’ (a) gross profit, (b) selling, general and administrative expenses, and (c) provision for doubtful receivables, as presented in the Statements of Consolidated Income.

PRODUCT INFORMATION

	Millions of Yen
Six-month period ended September 30, 2005:	Iron and Steel	Non-Ferrous Metals	Machinery	Electronics & Information	Chemicals	Energy
Revenues	¥243,482	¥45,811	¥147,074	¥72,000	¥417,947	¥607,583

Six-month period ended September 30, 2006:
Revenues	¥299,011	¥56,915	¥178,215	¥85,838	¥523,195	¥803,588

Year ended March 31, 2006:
Revenues	¥523,717	¥102,178	¥368,042	¥164,854	¥886,670	¥1,360,537

	Millions of Yen
Six-month period ended September 30, 2005:	Foods	Textiles	General Merchandise	Property and Service Business	Consolidated Total
Revenues	¥222,762	¥20,391	¥38,513	¥68,580	¥1,884,143

Six-month period ended September 30, 2006:
Revenues	¥231,731	¥21,610	¥32,256	¥92,256	¥2,324,615

Year ended March 31, 2006
Revenues	¥424,634	¥42,417	¥78,796	¥163,626	¥4,115,471

Notes:	In accordance with SFAS No.144, revenues from discontinued operations are eliminated from each product amount and “Consolidated Total.” The figures for the six-month period ended September 30, 2005 and for the year ended March 31, 2006 have been reclassified to conform to the current period presentation.

There are no individual material customers with respect to revenues for the six-month periods ended September 30, 2005 and 2006, and for the year ended March 31, 2006.

10. SUPPLEMENTAL INCOME STATEMENT INFORMATION

Supplemental information related to the Statements of Consolidated Income is as follows:

	Millions of Yen
	Six-Month Period Ended September 30, 2005	Six-Month Period Ended September 30, 2006	Year Ended March 31, 2006
Research and development expenses	¥2,558	¥1,932	¥5,136
Advertising expenses	4,028	4,289	10,029

The impairment loss of goodwill for the six-month period ended September 30, 2006 consisted of an impairment loss of goodwill related to Mitsui Norin Co., Ltd., a domestic subsidiary which is engaged in manufacture beverage materials. Because the subsidiary experienced a downturn in profitability due to the intensifying competition in the tea-related materials industry, the carrying amount of the subsidiary exceeded the fair value of the subsidiary and the impairment loss of ¥16,528 million was recognized in the amount equal to the excess of the carrying amount of goodwill over the fair value of goodwill.

Due to the decrease of the fair value of intangible assets held by Mitsui Norin Co., Ltd., the impairment loss of ¥6,949 million for unpatented technology (intangible assets subject to amortization) and ¥893 million for trademark (intangible assets not subject to amortization) ware recognized and included in impairment loss of long-lived asset in the Statements of Consolidated Income for the six-month period ended September 30, 2006.

The fair value of the asset is calculated based on discounted future cash flows.

11. COMPENSATION AND OTHER CHARGES RELATED TO DPF INCIDENT

The Company discovered in November 2006, that false data of a performance test were produced and submitted to authorities for diesel particulate filters (“DPF”s) manufactured by PUREarth Incorporated, a wholly owned subsidiary of the Company, and sold by the Company. The DPFs were subsidized by the Tokyo Metropolitan Government and seven other prefectural and municipal governments, as well as the Ministry of Land, Infrastructure and Transport, the Ministry of the Environment, and related industry associations. The Company sold approximately 21,500 units of the product.

The Company has carried out a three-part user response plan as a top priority, that involves: (1) the free replacement of DPFs, (2) the reimbursement of the amount paid for purchasing the Company’s DPFs upon their redemption following the scrapping or resale of vehicles, and (3) support program for the purchase of alternative vehicles. The Company has completed recall of almost all DPFs except ones not-listed under the compensation plan and not-needed to recall. In addition, the Company completed the full compensation of relevant subsidies during the year ended March 31, 2006.

The Company recorded ¥36,000 million as compensation and other charges related to DPF incident in the Statements of Consolidated Income for the year ended March 31, 2005, consisting of a user response charge of approximately ¥28,000 million and subsidy compensation of approximately ¥8,000 million. Subsequently, the Company reviewed the expected costs of each user response plan based on the changes of requests from users of the Company’s DPFs, and recorded an additional user response charge of ¥9,000 million for the year ended March 31, 2006. At September 30, 2006, the amount estimated to need to pay becomes definite virtually with almost all DPFs completed to be recalled, and the Company recorded a profit return of approximately ¥3,864 million, which was estimated as compensation and other charges related for the year ended March 31, 2006.

The outstanding balance of ¥95 million at September 30, 2006, which was net of compensation and other charges related to DPF incident of ¥41,136 million and the Company’s payments of ¥41,041 million for subsidy compensation and other related expenses until September 30, 2006, was recorded in other current liabilities in the Consolidated Balance Sheets.

12. COMMITMENTS AND CONTINGENT LIABILITIES

I. LONG-TERM PURCHASE CONTRACTS AND FINANCING COMMITMENTS

The companies customarily enter into long-term purchase contracts for certain items, principally ocean transport vessels, chemical materials, oil products, metals, and machinery and equipment, either at fixed prices or at basic purchase prices adjustable to market. In general, customers of the companies are also parties to the contracts or by separate agreements are committed to purchase the items from the companies; such customers are generally large industrial companies and shipping firms. Long-term purchase contracts at fixed or basic purchase prices amounted to ¥2,033,532 million, ¥2,909,153 million and ¥3,063,979 million at September 30, 2005, 2006 and March 31, 2006, respectively. Scheduled deliveries are at various dates through 2021.

The companies had financing commitments totaling ¥6,843 million, ¥8,531 million September 30, 2005, 2006 respectively , principally for financing, on a deferred-payment basis, the cost of ocean transport vessels and equipment to be purchased by their customers through July 2008. There were no financing commitments at March 31, 2006.

II. GUARANTEES

The table below summarizes the companies’ guarantees as defined in FIN No. 45 at September 30, 2005, 2006 and March 31, 2006, respectively. The maximum potential amount of future payments represents the amounts without consideration of possible recoveries under recourse provision or from collateral held or pledged that the companies could be obliged to pay if there were defaults by guaranteed parties or there were changes in an underlying which would cause triggering events under market value guarantees and indemnification contracts. Such amounts bear no relationship to the anticipated losses on these guarantees and indemnifications, and they greatly exceed anticipated losses.

	Millions of Yen
	Expire within 1 year	Expire after 1 year	Total amount outstanding	Recourse provisions/ collateral	Maximum potential amount of future payments	Carrying amount of liabilities	Expiration year
September 30, 2005:
Type of guarantees:
Financial guarantees
Guarantees for third parties	¥9,467	¥75,026	¥84,493	¥22,494	¥87,373	¥1,070	2040
Guarantees for associated companies	12,959	34,864	47,823	7,505	55,242	1,164	2022
Guarantees to financial institutions for employees’ housing loans	—	13,282	13,282	—	41,388	—	2030

Total	¥22,426	¥123,172	¥145,598	¥29,999	¥184,003	¥2,234

Performance guarantees	¥11,081	¥25,767	¥36,848	¥5,649	¥36,848	¥380	2013

Market value guarantees
Obligation to repurchase bills of exchange	¥54,937	¥3,470	¥58,407	¥44,819	¥58,407	—	2008
Minimum purchase price guarantees	—	3,396	3,396	—	3,396	—	2013
Residual value guarantees of leased assets	—	17,200	17,200	—	17,200	—	2008

Total	¥54,937	¥24,066	¥79,003	¥44,819	¥79,003	—

Derivative instruments	¥19,159	¥15,579	¥34,738	¥—	¥34,738	¥1,964

September 30, 2006:
Type of guarantees:
Financial guarantees
Guarantees for third parties	¥12,737	¥69,676	¥82,413	¥20,058	¥96,710	¥1,112	2040
Guarantees for associated companies	19,788	41,728	61,516	6,228	71,148	1,008	2022
Guarantees to financial institutions for employees’ housing loans	—	10,331	10,331	—	10,331	—	2031

Total	¥32,525	¥121,735	¥154,260	¥26,286	¥178,189	¥2,120

Performance guarantees	¥8,714	¥21,754	¥30,468	¥5,290	¥30,468	¥283	2013

Market value guarantees
Obligation to repurchase bills of exchange	¥51,526	¥2,373	¥53,899	¥45,353	¥53,899	—	2008
Minimum purchase price guarantees	—	3,502	3,502	—	3,502	—	2013
Residual value guarantees of leased assets	3,733	3,193	6,926	—	6,926	—	2008

Total	¥55,259	¥9,068	¥64,327	¥45,353	¥64,327	—

Derivative instruments	¥26,717	¥20,264	¥46,981	—	¥46,981	¥4,350

March 31, 2006:
Type of guarantees:
Financial guarantees
Guarantees for third parties	¥14,018	¥61,108	¥75,126	¥21,799	¥81,680	¥1,074	2040
Guarantees for associated companies	7,378	47,591	54,969	6,927	60,901	3,129	2022
Guarantees to financial institutions for employees’ housing loans	—	11,610	11,610	—	11,610	—	2031

Total	¥21,396	¥120,309	¥141,705	¥28,726	¥154,191	¥4,203

Performance guarantees	¥6,498	¥26,244	¥32,742	¥5,278	¥32,742	¥331	2013

Market value guarantees
Obligation to repurchase bills of exchange	¥57,935	¥3,067	¥61,002	¥46,946	¥61,002	—	2008
Minimum purchase price guarantees	—	3,489	3,489	—	3,489	—	2013
Residual value guarantees of leased assets	—	10,571	10,571	—	10,571	—	2008

Total	¥57,935	¥17,127	¥75,062	¥46,946	¥75,062	—

Derivative instruments	¥27,842	¥23,040	¥50,882	—	¥50,882	¥2,081

(1) Financial guarantees

The companies provide various types of guarantees to the benefit of third parties and related parties principally to enhance their credit standings, and would be required to execute payments if a guaranteed party failed to fulfill its obligation with respect to a borrowing or trade payable.

Categories of financial guarantees are as follows:

Guarantees for third parties

The companies guarantee, severally or jointly with others, indebtedness of certain customers and suppliers in the furtherance of their trading activities.

Guarantees for associated companies

The companies, severally or jointly with others, issue guarantees for associated companies for the purpose of furtherance of their trading activities and credit enhancement of associated companies.

Guarantees to financial institutions for employees’ housing loans

As a part of the benefits program for its employees, the Company issues guarantees to financial institutions for employees’ housing loans. The maximum duration of the guarantees is 25 years. The Company obtains a mortgage on the employees’ assets, if necessary.

At September 30, 2005, 2006 and March 31, 2006, the following table sets forth the major parties who have received the companies’ financial guarantees. The amounts shown below were calculated by offsetting the recourse provisions and collateral against outstanding balance of the guarantee provided to each guaranteed party.

Millions of Yen
September 30, 2005:
Guaranteed party:
POWEREDCOM	¥13,753
Nippon Asahan Aluminium	9,865
Usinas Siderurgicas de Minas Gerais	7,386
Petro21 Intertrade Company	5,122
Project Finance BLRE	4,363
Pagardewa Project Finance	3,260
Siam Cement	2,573
Bontang Train G Project Finance	2,472
Leeward Navigation	2,470
The Siam United Steel	2,205
Others	62,130

Total	¥115,599

Millions of Yen
September 30, 2006:
Guaranteed party:
SUMIC Nickel Netherlands	¥9,777
Nippon Asahan Aluminium	8,975
Pagardewa Project Finance	8,699
Petro21 Intertrade Company	6,513
Usinas Siderurgicas de Minas Gerais	5,983
KDDI	4,712
STYBARROW MV16	4,089
MRC SERVICOS FERROVIARIOS	3,520
Project Finance BLRE	3,491
ITM INVESTMENT COMPANY	3,116
Others	69,099

Total	¥127,974

March 31, 2006:
Guaranteed party:
Nippon Asahan Aluminium	¥9,559
Usinas Siderurgicas de Minas Gerais	6,813
Petro21 Intertrade Company	6,489
Pagardewa Project Finance	6,346
KDDI (former POWEREDCOM)	4,712
SUMIC Nickel Netherlands	4,405
Project Finance BLRE	4,003
ITM INVESTMENT COMPANY	3,105
Siam Cement	2,920
Leeward Navigation	2,256
Others	62,371

Total	¥112,979

(2) Performance guarantees

Main items of performance guarantees are contractual guarantees of Toyo Engineering Corporation regarding plant construction contracts executed under the name of the guaranteed party in the Middle East and other regions. The Company has pledged bank guarantees and performance bonds to the project owners, and in case that Toyo Engineering Corporation failed to fulfill the contractual obligation, the project owners would execute bank guarantees and performance bonds to claim compensation for damages.

(3) Market value guarantees

Obligation to repurchase bills of exchange

In connection with export transactions, the Company issues bills of exchange, some of which are discounted by its negotiating banks. If a customer failed to fulfill its obligation with respect to the bills, the Company would be obligated to repurchase the bills based on the banking transaction agreement. The maximum potential amount of future payments is represented by the aggregate par value of the bills discounted by the banks, and the recourse provisions and collateral are represented by the amount backed by letters of credit from the issuing banks of the customers.

Minimum purchase price guarantees

The companies provide marketing services of aircraft for domestic and overseas airline companies, and as a part of such businesses, the companies issue market value guarantees of the aircraft for certain customers.

Residual value guarantees of leased assets

As lessees in operating lease contracts, certain subsidiaries have issued residual value guarantees of the leased aircraft and ocean transport vessels, and on the date of expiration of operating lease contracts, such subsidiaries will either purchase the leased assets at a fixed price or be responsible for making up any shortfall between an actual sales price and the guaranteed price.

(4) Derivative instruments

Certain derivative contracts, including written put options and credit default swaps, meet the accounting definition of guarantees under FIN No. 45 when it is probable that the counterparties of such derivative contracts have underlying assets or liabilities.

The companies consider the business relationship with counterparties and other circumstances in deciding whether it is probable that the counterparties have underlying assets or liabilities, and did not include the derivative contracts with certain financial institutions and traders.

The derivative contracts which permit or require net settlement do not meet the definition of a guarantee under FIN No. 45 if the guarantor has no basis for concluding that it is probable that the guaranteed party has underlying assets or liabilities.

The companies have written put options as a part of their various derivative transactions related to energy and non-ferrous metals. The aggregation of notional amounts computed based on the strike prices and quantities of written options are disclosed as the total amount outstanding and the maximum potential amount of future payments. The carrying amount of liabilities is represented by the fair value of such written options recorded in the consolidated financial statements.

The companies manage the market and credit risks on these derivative instruments by monitoring fair values against loss limits and credit lines, and generally the maximum potential amount of future payments as stated above greatly overstates the companies’ exposure to market and credit risks.

(5) Indemnification contracts

Indemnification issued through corporate reorganization

The companies divested certain of their businesses through a sale to a third-party purchaser and a spin-off to an associated company. In connection with these transactions, the companies have provided certain indemnities and the terms and conditions of indemnifications differ by contracts. The maximum potential amount of future payments could not be quantified because the limits of those indemnifications are often indefinite. There were no liabilities at September 30, 2005 , 2006 , and March 31, 2006 where the companies’ obligations are probable and estimable.

Joint obligation under membership agreement in commodity exchanges

The companies are members of major commodity exchanges in Japan and overseas. In connection with these memberships, the companies provide guarantees to the exchanges. Under the membership agreements, if a member becomes unable to satisfy its obligations to the exchange, the other members would be required to meet such shortfalls apportioned among the non-defaulting members in the prescribed manner. The companies’ maximum potential amount of future payments related to these joint obligations is not quantifiable and the probability of being required to make any payments under these obligations is remote.

(6) Product warranties

Certain subsidiaries provide product warranties, in relation to their sales of assets, including machinery and equipment and residential houses, for the performance of such products during specified warranty periods, and they are responsible for mending or payments of compensation against the claims by the customers regarding defects in performance or function. Estimated warranty costs are accrued at the time the products are sold based on the historical claim experiences.

Mitsui Bussan House-Techno, Inc., a 100% subsidiary engaged in the custom-made house building business, decided to exit from its business due to the downturn of the business environment caused by declining demand. The company appropriated the provision for the future maintenance service, because it guarantees the periodical inspection and repair service for a certain period after the completion.

A tabular reconciliation of changes in such liabilities for the product warranties for the six-month period ended September 30, 2005, 2006 and the year ended March 31, 2006 is as follows:

	Millions of Yen
	Six-Month Period ended September 30, 2005	Six-Month Period ended September 30, 2006	Year ended March 31, 2006
Balance at beginning of year	¥2,531	¥2,450	¥2,531
Payments made in cash or in kind	(76)	(363)	(306)
Accrual for warranties issued during the year	458	6,376	1,020
Changes in accrual related to pre-existing warranties	(515)	(214)	(795)

Balance at end of year	¥2,398	¥8,249	¥2,450

III. LITIGATION

Various claims and legal actions are pending against the companies in respect of contractual obligations and other matters arising out of the conduct of the companies’ business. Appropriate provision has been recorded for the estimated loss on claims and legal actions. In the opinion of management, any additional liability will not materially affect the consolidated financial position, results of operations, or cash flows of the Company.

IV. OTHERS

The Company was audited by the Tokyo Regional Taxation Bureau with regard to a transfer price taxation in connection with the North West Shelf LNG Project in Western Australia for the period of six fiscal years from the year ended March 31, 2000 to the year ended March 31, 2005. At the end of June, 2006, the Company received a notice of the assessment for the year ended March, 2000. Based on the assessment, the increase of the taxable income amount is 4,863 million yen and the additional liabilities for income taxes are to be computed as 2,375 million yen in total, and the Company set up as Income Taxes – Current on Statement of Consolidated Income for the six-month periods ended September 30, 2006 and already paid them. The Company entirely disagrees with the assessment and registered its protest in August, 2006, and in addition, lodged an application for the mutual agreement procedure pursuant to a provision in the tax treaty between Japan and Australia in order to settle the double taxation in November, 2006. The Company is considering that it is probable that double taxation will be excluded by the mutual agreement procedure, and the amount of the correction for the period ended March, 2000 and the final correction and tax liabilities for the period from the ended March 31, 2001 to the year ended March 31, 2005, if any, will be effected by the result of the mutual agreement procedure, but it is not possible at this point to reasonably estimate the amount of potential impact on the Company’s financial position and results of operations. Accordingly, the amount of potential loss and the related allowance except for payment based on the received assessment are not reflected in the consolidated financial statements for the six-month period ended September 30, 2006.

13. VARIABLE INTEREST ENTITIES

The companies are involved with VIEs which mainly engage in leasing and financing activities within the Machinery & Infrastructure Projects, Energy and Logistics & Financial Markets Segments.

The VIEs that have been consolidated by the companies in accordance with FIN No. 46R are described as follows (excluding VIEs of which the companies also hold a majority voting interest): As lessees in operating lease contracts concluded with lessors that have been established for those lease contracts in Europe and Latin America, certain subsidiaries have issued residual value guarantees of the leased vessels. On the date of expiration of operating lease contracts, such subsidiaries will either purchase the leased assets at a fixed price or be responsible for making up any shortfall between an actual sales price and the guaranteed value. The lessors of the leased vessels are VIEs and the companies have consolidated the lessors as the primary beneficiary. Total assets of the lessors as of September 30, 2005, 2006 and March 31, 2006 were ¥20,609 million, ¥20,542 million and ¥20,812 million, respectively.

A portion of the leased assets, which are consolidated, is collateral for the VIE’s obligations. The carrying amounts of those assets as of September 30, 2005, 2006 and March 31, 2006 were ¥6,705 million, ¥6,148 million and ¥6,426 million, respectively, and were classified as property leased to others—at cost, less accumulated depreciation in the Consolidated Balance Sheets.

The creditors or beneficial interest holders of the consolidated VIEs do not have recourse to the general credit of the companies, except for the aforementioned residual value guarantees.

The companies also hold beneficial interest, without voting rights of VIEs whose operations is investment management, and have consolidated the VIEs as the primary beneficiary. Total assets of the VIEs as of September 30, 2006 and March 31, 2006 were ¥12,923 million and ¥9,261 million, respectively.

The creditors of beneficial interest holders of the consolidated VIEs do not have recourse to the general credit of the companies.

In addition, the VIEs that are not consolidated because the companies are not the primary beneficiary, but in which the companies have significant variable interests, are described as follows:

The companies are involved with and have significant variable interests in a number of VIEs that have been established to finance crude oil and liquefied natural gas (“LNG”) producing plants and equipment or to finance subordinated debt by providing guarantees or subordinated loans to the VIEs. Those VIEs provide financing for customers located principally in Latin America, Middle East and Southeast Asia in the form of leases and loans. Total assets of the VIEs as of September 30, 2005, 2006 and March 31, 2006 were ¥1,267,673 million, ¥1,118,206 million and ¥1,089,410 million, respectively, and the maximum exposure to loss as a result of the companies’ involvement with the VIEs as of September 30, 2005, 2006 and March 31, 2006 were ¥82,235 million, ¥90,642 million and ¥80,857 million, respectively.

The amount of maximum exposure to loss represents a loss that the companies could incur from the variability in value of the leased assets, from financial difficulties of the customers or from other causes without consideration of possible recoveries through insurance and the like. In addition, the amount bears no relation to the loss anticipated to be incurred from the companies’ involvement with the VIEs and is considered to exceed greatly the anticipated loss.

14. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The companies are exposed to market risks related to foreign currency exchange rates, interest rates and commodity prices in the ordinary course of business.

In order to offset or reduce these risks, the companies use derivative instruments, such as foreign exchange forward contracts, currency swap agreements, interest rate swap agreements, commodity future, forward, option and swap contracts, to hedge the exposure to changes in the fair value or expected future cash flows of recognized assets and liabilities, unrecognized firm commitments and forecasted transactions. The companies also use non-derivative financial instruments, such as foreign-currency-denominated debt, to hedge the foreign currency exposure in the net investment in a foreign operation.

Foreign currency exchange rate risk hedging activities

The companies use derivative instruments, such as foreign exchange forward contracts, currency swap agreements and interest rate and currency swap agreements, to fix the expected future cash flows from foreign-currency-denominated receivables and payables resulting from selling and purchasing activities in currencies other than the local currency and long-term financing transactions as part of the companies’ global operations in many countries. The companies also use non-derivative financial instruments, such as foreign-currency-denominated debt, in order to hedge the foreign currency exposure in the net investment in a foreign operation.

Interest rate risk hedging activities

The companies use interest rate swap agreements and interest rate and currency swap agreements to diversify the sources of fund raising, reduce fund-raising costs, fix the expected future cash flows from long-term financial assets and liabilities with floating interest rates and reduce the exposure to changes in the fair value of long-term financial assets and liabilities with fixed interest rates.

Commodity price risk hedging activities

The companies use derivative instruments, such as commodity future, forward, option and swap contracts, to reduce the exposure to changes in the fair value of inventories and unrecognized firm commitments and to fix the expected future cash flows from forecasted transactions in marketable commodities, such as non-ferrous metals, crude oil and agricultural products.

Risk management policy

The companies have strictly segregated the trading sections from the sections that record the results and positions of derivative instruments and are responsible for cash settlement and account confirmation with counterparties. Risk management sections classify the derivative transactions into trading transactions and hedging transactions. The distinction between trading and hedging transactions is strictly managed by affirming the correspondence with the hedged items for transactions for hedging purposes. Furthermore, these risk management sections comprehensively monitor, evaluate and analyze the positions of derivative instruments and report the results periodically to the Company’s executive officers in charge of risk management. Based on these reports, the executive officers assess derivative instruments and the market risks surrounding these instruments, and establish the companies’ policy regarding derivative instruments.

Fair value hedges

Changes in the fair value of derivative instruments designated as hedging the exposure to changes in the fair value of recognized assets or liabilities or unrecognized firm commitments are recorded in earnings together with changes in the fair value of the corresponding hedged items.

The net gain or loss recognized in earnings representing the amount of the hedges’ ineffectiveness and the component of the derivative instruments’ gain or loss excluded from the assessment of hedge effectiveness were immaterial for the six-month periods ended September 30, 2005, 2006 and for the year ended March 31, 2006.

The amount of net gain or loss recognized in earnings when a hedged firm commitment no longer qualifies as a fair value hedge was immaterial for the six-month periods ended September 30, 2005, 2006 and for the year ended March 31, 2006.

Cash flow hedges

Changes in the fair value of foreign exchange forward contracts, currency swap agreements and interest rate and currency swap agreements designated as hedging instruments to hedge the exposure to variability in expected future cash flows of recognized assets or liabilities, unrecognized firm commitments and forecasted transactions denominated in foreign currencies are initially recorded as other comprehensive income. The amounts in accumulated other comprehensive income are reclassified into earnings when earnings are affected by the hedged items.

Changes in the fair value of interest rate swap agreements designated as hedging instruments to reduce the exposure to variability in expected future cash flows of floating-rate financial assets and liabilities are initially recorded as other comprehensive income. The amounts in accumulated other comprehensive income are reclassified into earnings as interest income and expense when earnings are affected by the hedged items.

Changes in the fair value of commodity forward and swap contracts designated as hedging instruments to hedge the exposure to variability in expected future cash flows of the marketable commodities are initially recorded as other comprehensive income. The amounts in accumulated other comprehensive income are reclassified into earnings as sales of products or cost of products sold when earnings are affected by the hedged transactions.

The ineffective portion of the hedging instruments’ gain or loss and the component of the derivative instruments’ gain or loss excluded from the assessment of hedge effectiveness are reported in earnings immediately. If the hedged forecasted transaction will not occur by the end of the originally specified time period, gain or loss on the hedging instrument reported in accumulated other comprehensive income is reclassified into earnings. These amounts were immaterial for the six-month periods ended September 30, 2005, 2006 and for the year ended March 31, 2006.

The estimated net amount of the existing gains or losses in accumulated other comprehensive income at September 30, 2006 that is expected to be reclassified into earnings within the next 12 months is a net profit of ¥3,776 million.

        The maximum length of time over which the companies are hedging their exposure to the variability in expected future cash flows for forecasted transactions (excluding those forecasted transactions related to the payment of variable interest on existing financial instruments) is 16 months. Foreign exchange forward contracts are used as hedging instruments for the forecasted transactions.

Hedges of the net investment in a foreign operation

The foreign currency transaction gain or loss on the derivative instrument and non-derivative financial instrument that is designated as, and is effective as, hedging instruments to hedge the foreign currency exposure of a net investment in a foreign operation is recorded as foreign currency translation adjustments within other comprehensive income to the extent it is effective as a hedge. The net amount of gains or losses included in the foreign currency translation adjustments was net loss of ¥2,621 million. The net amount of gains or losses included in the foreign currency translation adjustments was immaterial for the six-month period ended September 30, 2005 and for the year ended March 31, 2006.

Derivative instruments for trading purposes and risk management policy

The Company and certain subsidiaries use derivative instruments such as foreign exchange forward contracts, interest rate swap agreements and commodity future, forward, swap and option contracts for trading purposes. The Company’s executive officers in charge of risk management have set strict position and loss limits for these instruments. Independent back offices and middle offices strictly separated from trading sections (front offices) monitor, evaluate and analyze the position of trading transactions and market risks. Those results are periodically reported to the executive officers. Among others, VaR (Value at Risk: Statistical measure of the potential maximum loss in the fair value of a portfolio resulting from adverse market movements in the underlying risk factors such as foreign currency exchange rates, interest rates and commodity prices, over a defined period, within a certain confidence level) is used to measure the market risks of derivative instruments for trading purposes.

15. FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” the companies have provided the following fair value estimates and information about valuation methodologies.

Quoted market prices, where available, are used to estimate fair values of financial instruments. However, quoted market prices are not available for a substantial portion of the financial instruments. Accordingly, fair values for such financial instruments are estimated using discounted cash flow analysis or other valuation techniques.

Current financial assets other than marketable securities and current financial liabilities

The carrying amount is believed to approximate the fair value of the majority of these instruments because of their short maturities.

Marketable securities and other investments

See Note 4, “MARKETABLE SECURITIES AND OTHER INVESTMENTS.”

Non-current receivables and advances to associated companies

The fair values of non-current receivables, including fixed rate, long-term loans receivable, are estimated by discounted cash flow analysis, using interest rates currently being offered for loans or accounts receivable with similar terms to borrowers or customers of similar credit quality and remaining maturities. It is believed that the carrying amounts of loans with floating rates approximate the fair value.

Long-term debt

The fair values for long-term debt, except for debt with floating rates whose carrying amounts approximate fair value, are estimated by discounted cash flow analysis, using rates currently available for similar types of borrowings with similar terms and remaining maturities.

Financial guarantees and financing commitments

The fair values of financial guarantees are estimated based on the present values of expected future cash flows, considering the remaining terms of the arrangements and the counterparties’ credit standings.

The companies have not estimated the fair values of financing commitments because management does not believe it is practicable to estimate the fair values due to uncertainty involved in attempting to assess the likelihood and timing of commitments being drawn upon, coupled with the lack of an established market. However, management believes the likelihood is remote that material payments will be required under these financing commitments.

Currency and interest rate swap agreements

The fair values of currency and interest rate swap agreements are estimated by discounted cash flow analysis, using rates currently available for similar types of swap agreements at the reporting date. Currency swap agreements include certain derivatives with both foreign exchange and interest rate exposures. Fair values of those agreements consist of foreign exchange and interest rate factors.

Foreign exchange forward contracts

The fair values of foreign exchange forward contracts are estimated based on market prices for contracts with similar terms.

The estimated fair values of certain financial instruments and derivative financial instruments at September 30, 2005, 2006 and March 31, 2006 were as follows:

	Millions of Yen
	Six-Month Period Ended September 30, 2005		Six-Month Period Ended September 30, 2006		Year Ended March 31, 2006
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
Financial Assets (other than Derivative Financial Instruments) :
Current financial assets other than marketable securities	¥3,617,384	¥3,617,384	¥3,742,990	¥3,742,990	¥3,561,620	¥3,561,620
Non-current receivables and advances to associated companies (less allowance for doubtful receivables)	675,751	677,369	699,576	699,841	616,161	616,908

Financial Liabilities (other than Derivative Financial Instruments) :
Current financial liabilities	(2,868,900)	(2,868,900)	(3,297,520)	(3,297,520)	(2,800,794)	(2,800,794)
Long-term debt (including current maturities)	(3,267,143)	(3,339,918)	(3,231,927)	(3,319,150)	(3,175,355)	(3,266,276)

Derivative Financial Instruments (Assets):
Interest rate swap agreements	29,063	29,063	8,519	8,519	10,321	10,321
Currency swap agreements	3,621	3,621	3,666	3,666	2,091	2,091
Foreign exchange forward contracts	17,935	17,935	50,541	50,541	14,369	14,369

Derivative Financial Instruments (Liabilities):
Interest rate swap agreements	(2,693)	(2,693)	(9,088)	(9,088)	(31,510)	(31,510)
Currency swap agreements	(12,030)	(12,030)	(20,878)	(20,878)	(24,700)	(24,700)
Foreign exchange forward contracts	(12,510)	(12,510)	(12,695)	(12,695)	(7,748)	(7,748)

16. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental information related to the Statements of Consolidated Cash Flows is as follows:

	Millions of Yen
	Six-Month Period Ended September 30, 2005	Six-Month Period Ended September 30, 2006	Year Ended March 31, 2006
Cash paid during the period for:
Interest	¥27,966	¥42,655	¥63,492
Income taxes	43,111	64,858	81,475
Non-cash investing and financing activities:
Exchange of shares in connection with a business combination of investees (EITF No. 91-5) (Note 4):
Fair market value of shares received	44,996	2,223	48,288
Cost of shares surrendered	40,769	789	40,769
Acquisitions of subsidiaries (Note 3):
Fair value of assets acquired	—	34,676	—
Fair value of liabilities assumed	—	8,598	—
Acquisition costs of subsidiaries	—	26,078	—
Cash acquired	—	1,833	—
Acquisitions of subsidiaries, net of cash acquired	—	24,245	—
Accounts payable of marketable securities	—	114,977	—

17. SUBSEQUENT EVENT

On October 31, 2006, the Board of Directors approved the payment of an interim cash dividend to shareholders of record on September 30, 2006 of ¥17 per share or a total of ¥29,289million.

(Translation)

CERTIFICATION

Based on my knowledge, I hereby certify regarding the Semi-Annual Securities Report with respect to the six-month operating results of the Company ended September 30, 2006 that:

1.	The Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Report;

2.	The financial statements and other financial information included in the Report fairly present in all material respects the financial position, results of operations and cash flows of the Company as of, and for, the periods presented in the Report; and

3.	As of September 30, 2006, the Company’s disclosure controls and procedures that are designed to ensure that information required to be disclosed in semi-annual securities reports is recorded, processed and reported within the specified time periods, including internal reporting to the management, were not effective for the reason stated in the succeeding paragraph. In addition, the internal investigation into, and the appropriate actions to rectify, the weakness referred to in the succeeding paragraph are ongoing as of the filing date of the Report.

There existed a material weakness in the internal management system of Mitsui Oil (Asia) Pte. Ltd., a 100% subsidiary of the Company, in its inability to detect or appropriately correct the hiding of significant unrealized losses on the spot and future trading of naphtha through fraudulent reports by one of its traders, including operational deficiencies to ensure the independence of the middle office regarding evaluation of fair values of trading positions.

Date: December 22, 2006

By	/s/ Shoei Utsuda /seal/
Shoei Utsuda
President and Chief Executive Officer